                                                                     EXHIBIT 2



                            STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                         UNITOG RENTAL SERVICES, INC.,
                              ACE-TEX CORPORATION,
                  AND THE SHAREHOLDERS OF ACE-TEX CORPORATION

                               TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS                                                     1

ARTICLE 2: SALE AND PURCHASE OF THE SHARES                                 9
    2.1.     Sale and Purchase of the Shares                               9
    2.2.     Default by Any Shareholder at the Closing                     9
    2.3.     Payments at Closing                                           9
    2.4.     Determination of Final Purchase Price                        10

ARTICLE 3: RELATED AGREEMENTS                                             12
    3.1.     Purchase of Affiliated Real Estate                           12
    3.2.     Employment Agreements                                        13
    3.3.    Purchase of Affiliate Promissory Note                         13

ARTICLE 4: CLOSING                                                        13
    4.1.     Closing Date                                                 13
    4.2.     Deliveries                                                   13
    4.3.     Termination                                                  14

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE LAKERS                   14
    5.1.     Actual Knowledge; No Survival                                14
    5.2.     Actual Knowledge; Subject to Basket, Cap and Expiration Date 20
    5.3.     Subject to Basket, Cap and Expiration Date                   23
    5.4.     No Limitations                                               29

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE BUYER                    34
    6.1.     Organization and Standing                                    34
    6.2.     Authority and Binding Effect                                 34
    6.3.     Validity of Contemplated Transactions                        34
    6.4.     Securities Law Considerations                                35

ARTICLE 7: CONDUCT OF BUSINESS PENDING CLOSING                            35
    7.1.     Specific Matters                                             35
    7.2.     Approvals of Governmental Authorities                        37
    7.3.     Notification                                                 37
    7.4.     Payment of Indebtedness by Related Persons                   38
    7.5.     No Negotiation                                               38
    7.6.     Commercially Reasonable Efforts                              38
    7.7.     Transfer of Assets                                           38
    7.8.     Excluded Assets                                              38

ARTICLE 8: INDEMNIFICATION; REMEDIES                                      38
    8.1.     Survival                                                     38
    8.2.     Time Limitations                                             39
    8.3.     Indemnification By Laker and Trust                           39
    8.4.     Indemnification By Buyer                                     40
    8.5.     Limitations As To Amount - Lakers and Trust                  40
    8.6.     Procedure For Indemnification - Third Party Claims           41
    8.7.     Payment                                                      42

ARTICLE 9: SHAREHOLDER MATTERS                                            43
    9.1.     Shareholder Representative                                   43

ARTICLE 10: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER              44
    10.1.    Representations True                                         44
    10.2.    Performance by the Company and the Shareholders              44

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    10.3.    No Material Adverse Change                                   44
    10.4.    Certificates                                                 45
    10.5.    Ownership of Shares                                          45
    10.6.    No Prohibition of Transaction                                45
    10.7.    Incumbency Certificate                                       45
    10.8.    Opinion of Counsel                                           45
    10.9.    Transaction Documents                                        45
    10.10.   Regulatory Compliance and Approvals                          45
    10.11.   Consents                                                     45
    10.12.   Resignations                                                 46
    10.13.   Releases                                                     46
    10.14.   Records                                                      46
    10.15.   Escrow Agreements                                            46
    10.16.   Environmental Assessments                                    46
    10.17.   Buyer Review                                                 46
    10.18.   Consents and Approvals                                       46
    10.19.   Union Negotiations                                           46
    10.20.   Asset Purchase Agreement                                     46

ARTICLE 11: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS       46
    11.1.    Buyer Representations True                                   46
    11.2.    Performance by the Buyer                                     47
    11.3.    Officer's Certificate                                        47
    11.4.    Incumbency Certificate                                       47
    11.5.    Opinion of Counsel                                           47
    11.6.    Regulatory Compliance and Approval                           47
    11.7.    Transaction Documents                                        47
    11.8.    Prohibition of Transaction                                   47
    11.9.    Escrow Agreements                                            47
    11.10.   Guaranty                                                     47
    11.11.   Asset Purchase Agreement                                     47

ARTICLE 12: ENVIRONMENTAL MATTERS                                         48
    12.1     Environmental Assessment                                     48

ARTICLE 13: CERTAIN ADDITIONAL COVENANTS                                  48
    13.1.    Real Estate                                                  48
    13.2.    Approvals of Governmental Bodies                             50
    13.3.    Notification                                                 50
    13.4.    Commercially Reasonable Efforts                              51
    13.5.    Utility Tax Adjustment                                       51
    13.6.    Certain Loss Charges                                         51
    13.7.    Net Income                                                   51
    13.8.    Asset Purchase Agreement and Real Estate Purchase Agreement  51

ARTICLE 14: MISCELLANEOUS                                                 51
    14.1.    Payment of Expenses                                          51
    14.2.    Brokers' and Finders' Fees                                   52
    14.3.    Announcements                                                52
    14.4.    Assignment and Binding Effect                                52
    14.5.    Waiver                                                       53
    14.6.    Notices                                                      53
    14.7.    Missouri Law to Govern                                       53
    14.8.    Remedies Not Exclusive                                       54
    14.9.    No Benefit to Others                                         54
    14.10.   Contents of Agreement                                        54
    14.11.   Section Headings and Gender                                  54
    14.12.   Disclosure Schedule and Exhibits                             54

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    14.13.   Cooperation                                                  54
    14.14.   Severability                                                 54
    14.15.   Counterparts                                                 55
    14.16.   Representation By Counsel; Interpretation                    55
    14.17.   Attorney's Fees                                              55
    14.18.   Termination by Mutual Consent                                55
    14.19.   Termination for Breach                                       55
    14.20    Arbitration                                                  55

SCHEDULES AND EXHIBITS*

    Disclosure Schedule
    Schedule 1.0 - Wiper Business Assets
    Schedule 5.1 - Management Employees
    Schedule 5.4(b) - Shareholders

    Exhibit A -    Form Promissory Note
    Exhibit B -    General Escrow Fund Agreement
    Exhibit C -    Balance Sheet Escrow Fund Agreement
    Exhibit D -    Real Estate Purchase Agreement - Flint Property
    Exhibit D-1 - Real Estate Purchase Agreement - Grand Rapids Property Exhibit D-2 - Real Estate Purchase Agreement - Bay City Property
    Exhibit E -    Form Noncompetition, Nondisclosure and Nonsolicitation
                     Agreement
    Exhibit F -    Opinion of Shareholders' Counsel
    Exhibit G -    Form of Release
    Exhibit H -    Opinion of Buyer's Counsel
    Exhibit I -    Guaranty Agreement
------------------

* All Schedules and Exhibits have been omitted from this filing. The registrant will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of October 19, 1995, is made by and among UNITOG RENTAL SERVICES, INC., a California corporation (the "Buyer"); ACE-TEX CORPORATION, a Michigan corporation (the "Company"); IRVING LAKER and MARTIN LAKER (each, a "Laker" and collectively, the "Lakers") and IRVING LAKER, as trustee (the "Trustee - Plan") of the ACE-TEX CORPORATION SAVINGS AND PROFIT SHARING PLAN AND TRUST (the "Plan") and IRVING LAKER, as trustee of the IRVING LAKER CHARITABLE REMAINDER UNITRUST and MARTIN LAKER as Trustee of the MARTIN LAKER CHARITABLE REMAINDER UNITRUST (collectively, the Trustees are referred to as "Trustees-Trusts" and the Trusts are collectively referred to as the "Trust") (the Lakers, Trustee - Plan and Trustees - Trusts are sometimes referred to herein individually as a "Shareholder" and collectively as the "Shareholders").

     WHEREAS, the Shareholders own, beneficially and of record as described on
Schedule 5.4(b), all of the issued and outstanding shares of common stock of the Company (the "Shares");

     WHEREAS, the Company is engaged in the conduct of two businesses, the supply of uniform rental services and the manufacture and distribution of wiping cloths;

     WHEREAS, the Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to the Buyer all of the Shares, all in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                             ARTICLE 1: DEFINITIONS

     For convenience and brevity, certain terms used in various parts of this Agreement are listed in alphabetical order and defined or referred to below (such terms to be equally applicable to both singular and plural forms of the terms defined).

     "Acquisition" means the acquisition of all of the Shares by the Buyer and all related transactions provided for in or contemplated by this Agreement, any Exhibit or Schedule hereto, and the Transaction Documents.

     "Adjusted Closing Net Book Value" means the amount as derived from the Closing Date Balance Sheet of the excess of (i) the total assets of the Company as of the Closing Date, reduced by (A) the book value of the Excluded Assets; and (B) deferred bond issuance costs if such bonds are required to be prepaid as a result of this Acquisition, over (ii) the total Liabilities of the Company as of the Closing Date, which Liabilities shall be increased to reflect (to the extent not previously reflected or to the extent the Liability is not terminated): (A) the post-retirement or post-death obligations to the Lakers, including those set forth in the Ace-Tex Corporation Salary Continuation Plan, dated December 2, 1991, (B) the unpaid stock purchase/consulting obligation to Louis Parr, including the obligations under the Consulting Agreement, dated April 1, 1989, between the Company and Louis Parr and (C) the amounts necessary to cancel and obtain the release of the Company from the consulting and chemical contracts with Al Pariser or Pariser

Industries, Inc., including the Agreement with Pariser Industries, Inc. dated July 11, 1995 and the obligations under that certain oral consulting agreement with Al Pariser. As used herein, the terms "total assets" and "total Liabilities" shall mean the aggregate amount of all assets or Liabilities, respectively, of the Company (whether classifiable in accordance with GAAP as current or long-term) on a consolidated basis determined in accordance with GAAP, but adjusted as provided above.

     "Affiliate Promissory Notes" means the following promissory notes of the Company in the aggregate principal amount of $425,000: Promissory Note in the principal amount of $75,000.00 dated November 5, 1994 and payable to the Gerald Laker, D.D.S., P.C. Employees' Profit Sharing Plan and Trust; Promissory Note in the principal amount of $100,000.00 dated June 27, 1994 and payable to Sarah Laker; Promissory Note in the principal amount of $100,000.00 dated July 12, 1994 and payable to Sarah Laker; Promissory Note in the principal of $100,000.00 dated June 27, 1994 and payable to the Harry Laker Family Trust; and the Promissory Note in the remaining principal amount of $50,000.00 dated March 31, 1992 and payable to Martin Laker.

     "Affiliated Real Estate" means the real estate commonly described as 2395 Lapeer Road, Flint, Michigan; 960 Ken-O-Sha Industrial Drive, Grand Rapids, Michigan; and 2605 South Euclid Avenue, Bay City, Michigan, along with all structures, fixtures, buildings and improvements located thereon.

     "Agreement" means this Stock Purchase Agreement.

     "Arbitrator" is defined in Section 2.4(b).

     "Asset Purchase Agreement" means the Asset Purchase Agreement, dated the date hereof, between the Company and Hamilton Wiping Cloth Co., as sellers, and Ace-Tex Enterprises LLC, as buyer, with respect to the sale of the Wiper Business Assets.

     "Assets" means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, of the Company and each Subsidiary, wherever situated and whether or not reflected on the Latest Year-End Balance Sheet or the Closing Date Balance Sheet.

     "Balance Sheet Adjusting Schedule" is defined in Section 2.4(a).

     "Balance Sheet Escrow Fund" is defined in Section 2.3(c).

     "Base Purchase Price" means an amount equal to the sum of: (i) Forty-Two Million One Hunderd Thousand Dollars ($42,100,000); minus (ii) the fair market value, as determined pursuant to Section 3.1(b), of the Affiliated Real Estate.

     "Business" means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of the Company and each Subsidiary and includes the Wiper Business and the Rental Business.

     "Buyer" means Unitog Rental Services, Inc., a California  corporation.

     "Closing" and "Closing Date" are defined in Section 4.1.

     "Closing Date Balance Sheet" is defined in Section 2.4(a).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the common stock, par value $1.00 per share, of the Company, of which there are 47,306 shares outstanding.

     "Company" means Ace-Tex Corporation, a Michigan corporation.

     "Consent Decree" means the Administrative Order by Consent for Response Activity and Site Development with the Michigan Department of Natural Resources, dated May 1, 1995.

     "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any person or its property under applicable Law.

     "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

     "Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Authority that is binding on any person or its property under applicable Law.

     "Default" means (i) a breach of or default under any Contract, (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (iii) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

     "Disclosure Schedule" means the schedule of disclosures provided in connection herewith, which is incorporated by reference herein and made a part of this Agreement.

     "Disputed Matters" is defined in Section 2.4(b).

     "Employee Benefit Plans" means any agreement, plan, policy, program, practice or arrangement that involves any (a) Pension Plan, as defined herein;
(b) pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; (c) welfare or "fringe" benefits or other employee, officer, director, retiree, consultant or dependent benefits, including, without limitation, cafeteria, vacation, holiday, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (d) employment, consulting, engagement, compensation or retainer agreement or arrangement, which are now or have been maintained within the past three years by the Company or any Subsidiary, or any affiliate or under which the Company or any affiliate has any obligation or liability, whether actual or contingent.

     "Environment" means soil, surface or subsurface land, strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, wastewater discharge stream, stream sediments, ambient air, plant and animal life and any other natural resource.

     "Environmental, Health and Safety Liabilities" means any loss, cost, expense, claim, demand, fine, penalty, judgment, surcharge (including sewer surcharges), response cost, liability, obligation or other responsibility of whatever kind or otherwise, arising out of, required by or based upon Environmental Laws, or the Release or Threat of Release of Hazardous Materials into the Environment.

     "Environmental Law" means any provision of past or present international, national, federal, state, local or any other governmental law, directive, statute, ordinance, rule, regulation, code, standard or other legal requirement, or common law (including, but not limited to, common law that may impose strict liability) or any judgment, order, writ, notice, decree, permit, license, authorization, approval, consent, injunction, or agreement with any Governmental Authority, relating to any environmental, health or safety matters or conditions, Hazardous Materials, pollution, protection, preservation or restoration of the Environment, including, without limitation, any sewer discharge permits or ordinances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" is defined in Section 5.3(f).

     "Escrow Agent" means NBD Bank, N.A.

     "Excluded Assets" means the Receivable from Trusts and Cash Surrender Value of Life Insurance, as identified on the Latest Year-End Balance Sheet, University of Michigan football tickets and the art objects and motor vehicles listed on the Disclosure Schedule.

      "Facilities" means any real property, leaseholds or other interests currently or formerly owned, operated or occupied by the Company or any Subsidiary (or any predecessor Person) and/or any buildings, plants, structures or equipment of the Company or any Subsidiary (or any predecessor Person), including, without limitation, any Affiliated Real Estate.

     "Final Purchase Price" means an amount equal to the sum of: (i) the Base Purchase Price; plus (ii) the amount, if any, by which the Adjusted Closing Net Book Value is greater than Ten Million Four Hundred Thirty-One Thousand Two Hundred Forty-Six Dollars ($10,431,246); minus (iii) the amount, if any, by which the Adjusted Closing Net Book Value is less than Ten Million Four Hundred Thirty-One Thousand Two Hundred Forty-Six Dollars ($10,431,246); minus
(iv) the amount, if any, by which the book value of the Wiper Business Assets (reduced by the book value of the Receivable from Trusts and cash surrender value of life insurance referred to in the definition of Excluded Assets to the extent they are included in the Closing Date Balance Sheet) as set forth on the Closing Date Balance Sheet is greater than Eleven Million Dollars ($11,000,000).

     "GAAP" means generally accepted accounting principles consistently applied.

     "General Escrow Fund" is defined in Section 2.3(b).

     "Governmental Authority" means any federal, state, local, foreign, national, or provincial, governmental agency, body, authority, district, board, commission, court, tribunal, political subdivision or other governmental instrumentality, including, without limitation, any sewer district or similar instrumentality.

     "Guarantor" means Unitog Company, a Delaware corporation.

     "Hazardous Materials" means any substance which is presently listed, defined, designated or classified as, or otherwise determined to be, hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component, and includes, but shall not be limited to, any hazardous substance, pollutant, contaminant, hazardous waste, infectious waste, radioactive materials, petroleum, including crude oil or any fraction thereof, and asbestos fibers.

     "Intellectual Property" means Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including, without limitation, any source or object codes therefore or documentation relating thereto), trade secrets, franchises, know-how and inventions and intellectual property rights.

     "Interim Balance Sheet," "Interim Balance Sheet Date" and "Interim Financial Statements" are defined in Section 5.3(a).

     "IRS" means the Internal Revenue Service or any successor agency.

     "Latest Year-End Balance Sheet" is defined in Section 5.3(a).

     "Law" means any statute, law, ordinance, regulation, decision, order or rule of any Governmental Authority.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, deficiency or guaranty of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other.

     "LIBOR" means the rate per annum (rounded upwards if necessary to the nearest 1/100th of one percent (1%)) announced in the Wall Street Journal on the business day prior to the issuance of the promissory notes pursuant to
Section 2.3(a) as the London Interbank Offered Rates - one month.

     "License" means any license, franchise, permit, easement, right, authorization, approval, consent, waiver or certification.

     "Lien" means any mortgage, lien, security interest, pledge, encumbrance, restriction on transferability, defect of title, charge or claim of any nature whatsoever on any property or property interest.

     "M and WC Liability" shall mean the difference between the current accruals for unpaid claims expense for the self-funded medical and workers' compensation insurance programs of the Company included in the Closing Date Balance Sheet and the eventual uninsured amounts paid for any claim under these programs for all claims arising out of events occurring prior to the Closing Date.

     "Management Employee" means the employees of the Company and its Subsidiaries listed on Schedule 5.1.

     "Material Contract" means any Contract: (i) not entered into in the ordinary course of Business; or (ii) entered into in the ordinary course of Business and that requires the Company or any Subsidiary to pay to any Person, or requires any Person to pay to the Company or any Subsidiary, more than

$50,000 for any purpose over the life of the Contract; or (iii) entered into with any customer of the Business generating revenues in excess of $1,000 per week; or (iv) for the lease, rental or occupancy of any Facility; or (v) which contains covenants which purport to restrict the Company's or any Subsidiary's business activity or to limit the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person; or (vi) with any union or collective bargaining units and any written or material oral employment contracts or severance agreements; or (vii) related in any way to indebtedness for borrowed money; or (viii) involving a license or franchise arrangement and any partnership or joint venture agreements; or (ix) whereby the Company or any Subsidiary agreed to indemnify or guaranty the obligations of any Person; or (x) entered into with any supplier or vendor from whom the Company or any Subsidiary purchased in excess of $10,000 in goods or services in the most recent twelve (12) month period; (xi) with any Shareholder or any family member of any Shareholder; (xii) which is material to the Company, any Subsidiary, the Business or the Assets or that, if terminated, may reasonably be expected to have a material adverse effect on the Company, any Subsidiary, the Business or the Assets.

     "Patents" means all patents and patent applications.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plans" means any Employee Benefit Plan, including, without limitation, any multiemployer plan, that is intended to qualify under Code
Section 401(a) and its related trust.

     "Permitted Liens" means liens for taxes not yet due and payable, other Liens which become Permitted Liens pursuant to Section 13.1 below and Liens listed on the Disclosure Schedule.

     "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company or partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

     "Plan" means the Ace-Tex Corporation Savings and Profit Sharing Plan and Trust.

     "Plan Documents" means the documents and agreements creating or governing the Plan.

     "Prime Rate" means the fluctuating rate per annum announced in the Wall Street Journal as the Prime Rate.

     "Proceeding" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry or examination or audit involving or affecting the Company or any Subsidiary, the Business, the Assets or any Contracts to which the Company or any Subsidiary is a party or by which it or any of the Assets or the Business may be bound or affected.

     "Real Estate Purchase Agreements" is defined in Section 3.1.

     "Real Property" is defined in Section 5.1(b).

     "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, depositing, disposing, dumping or emplacement into the Environment.

     "Rental Business" means the business conducted by the Company and its subsidiaries consisting of the rental, service and supply of uniforms, mats, mops, towels, linens and other rental products.

     "Shareholder's Proportionate Interest" means the percentage set forth opposite the Stockholder's name on Schedule 5.4(b).

     "Shareholder Representative" is defined in Section 9.1.

     "Shareholders" means all of the persons listed on Schedule 5.4(b), who are the record and beneficial owners of all of the Shares.

     "Shares" means 47,306 shares of the Common Stock, which constitute all of the issued and outstanding Common Stock of the Company.

     "Subsidiary" means any entity listed on the Disclosure Schedule in response to Section 5.4(a) hereof and referred to in Section 5.4(a) as a Subsidiary.

     "Tax" means any tax (including any income tax, franchise tax, capital gains tax, alternative minimum tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax and the Michigan Single Business Tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest, cost of bond or deposit in lieu of bond), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee.

     "Tax Return" means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

     "Threat of Release" means a substantial likelihood of a Release which requires action in order to prevent or mitigate damage to the Environment that would result from such Release.

     "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks and fictitious names and d/b/a's.

     "Transaction Documents" means all agreements, certificates, instruments, and other documents referred to in this Agreement or necessary to consummate any of the transactions contemplated by this Agreement.

     "Trusts" means the Martin Laker Charitable Remainder Unitrust and the Irving Laker Charitable Remainder Unitrust.

     "Trust Documents" means the documents and agreements creating or governing the Trust.

     "Wiper Business" means the business conducted by the Company and its subsidiaries consisting of the manufacture and sale of wiping and polishing cloths, lint free wipers and garments, rags, tack cloths and disposable paper wipers.

     "Wiper Business Assets" means the Assets of the Company and its Subsidiaries which are used exclusively in the operation of the Wiper Business and which are listed on Schedule 1.0.

     "Wiper Real Estate" means the real estate commonly described as follows:
7601 Central Avenue, Detroit, Michigan; 4981 Factory Drive, Fairfield, Ohio and 295, 304 and 308 Steele Street, Jamestown, New York.

                   ARTICLE 2: SALE AND PURCHASE OF THE SHARES

     2.1. Sale and Purchase of the Shares. Subject to the terms and conditions set forth herein and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth herein, at the Closing each Shareholder shall sell to the Buyer and the Buyer shall purchase from each Shareholder all of the Shares owned by such Shareholder in exchange for the payment to such Shareholder of an amount equal to the Final Purchase Price multiplied by such Shareholder's Proportionate Interest as set forth after such Shareholder's name in Column C of Schedule 5.4(b).

     2.2. Default by Any Shareholder at the Closing. Notwithstanding the provisions of Section 2.1, if any of the Shareholders shall fail or refuse to deliver any of the Shares as provided in Section 2.1, or if any of the Shareholders shall fail or refuse to consummate the transactions described in this Agreement prior to or on the Closing Date, such failure or refusal shall not relieve the other Shareholders of any obligations under this Agreement, and the Buyer, at its option and without prejudice to its rights against any such defaulting Shareholder, may either (i) acquire the remaining Shares which it is entitled to acquire hereunder, or (ii) refuse to make such acquisition and thereby terminate all of its obligations hereunder. The Shareholders acknowledge that the Shares are unique and otherwise not available and agree that in addition to any other remedies, the Buyer may invoke any equitable remedies to enforce delivery of the Shares hereunder, including, without limitation, an action or suit for specific performance.

     2.3.  Payments at Closing.

           (a) At the Closing, the Base Purchase Price, minus the amounts to be paid into escrow pursuant to Section 2.3(b) and 2.3(c), shall be paid by Buyer by wire transfer of U.S. dollars to an account to be established by the Shareholder Representative on behalf of all of the Shareholders. The Shareholder Representative shall provide wire transfer instructions for such account to the Buyer not less than five (5) days prior to the Closing Date. Buyer's transfer of funds to such account at the Closing shall constitute payment by the Buyer to each Shareholder of such Shareholder's Proportionate Interest of such amount. Notwithstanding the above, the Shareholders have the option to elect to receive an aggregate of up to Thirty-Five Million Dollars ($35,000,000) of the amount to be paid pursuant to this Section 2.3(a) in promissory notes in the form attached hereto as Exhibit A. Each note shall bear interest from and after the Closing at a fixed rate per annum equal to the LIBOR rate, minus twenty-five (25) basis points, and shall be due in full on January 15, 1996. The exercise of the right to receive promissory notes shall be effected by a written notice delivered by the Shareholder Representative to the Buyer at least ten (10) business days prior to the Closing Date setting forth the aggregate amount of the notes to be issued. Once made, the election shall be irrevocable and shall bind all the Shareholders. In the event of such election, each Shareholder shall receive at Closing a promissory note in the form attached hereto as Exhibit A in the principal amount of such Shareholder's Proportionate Interest of the aggregate amount of the promissory notes. The cash payment due at the Closing pursuant to this Section 2.3(a) shall be reduced by the principal amount of the promissory notes issued at the Closing.

           (b) Buyer shall pay to the Escrow Agent the sum of Two Million Dollars ($2,000,000) (the "General Escrow Fund") pursuant to the terms of the General Escrow Fund Agreement substantially similar in substance to the form attached hereto as Exhibit B.

           (c) Buyer shall pay to the Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000) (the "Balance Sheet Escrow Fund"), pursuant to the terms of the Balance Sheet Escrow Fund Agreement substantially similar in substance to the form attached hereto as Exhibit C.

Buyer's transfer of funds to the Escrow Agent at the Closing pursuant to Sections 2.3(b) and 2.3(c) shall constitute payment by Buyer to each Shareholder of such Shareholder's Proportionate Interest of the amount paid to the Escrow Agent.

     2.4.  Determination of Final Purchase Price.

           (a) Audited Consolidated Balance Sheet. Within ninety (90) days after the Closing Date, the Company shall cause to be delivered to the Buyer and the Shareholder Representative an audited consolidated balance sheet (and a supplemental consolidating balance sheet) as of the Closing Date (the "Closing Date Balance Sheet") of the Company and its Subsidiaries; and a related schedule calculating the amount of the Adjusted Closing Net Book Value and the book value of the Wiper Business Assets as of the Closing Date (the "Balance Sheet Adjusting Schedule"). The Closing Date Balance Sheet (and the supplemental consolidating balance sheet) shall be prepared in accordance with GAAP, shall reflect all transfers and transactions contemplated hereby or in the Transaction Documents (other than the sale of the Wiper Business Assets) and shall have been audited by KPMG Peat Marwick LLP and shall be accompanied by the opinion of KPMG Peat Marwick LLP addressed to Buyer and the Shareholder Representative stating that the Closing Date Balance Sheet (and the supplemental consolidating balance sheet) was prepared in accordance with GAAP and presents fairly in all material respects the consolidated and consolidating financial position of the Company as of the Closing Date. Such opinion shall also state that the amounts included on the Balance Sheet Adjusting Schedule have been determined in accordance with the terms of this Agreement.

           (b) Resolution of Disputes. If the Buyer or the Shareholder Representative shall notify the other within fifteen (15) days after receipt of the Closing Date Balance Sheet that either disputes any matter with respect to such Closing Date Balance Sheet (or supplemental consolidating balance sheet) or the Balance Sheet Adjusting Schedule, then any such matters (the "Disputed Matters") shall be submitted to arbitration in St. Louis, Missouri within thirty (30) days after such notice unless the parties agree in writing to extend such thirty (30) day period in an attempt to negotiate a settlement of such Disputed Matters. The arbitrator (the "Arbitrator") shall be any one of the nationally recognized independent accounting firms which is on the date hereof among the six largest such firms (the "Big Six Accounting Firms") mutually agreed to by the Shareholder Representative and the Buyer. Any reference herein to the Big Six Accounting Firms shall be deemed to include a reference to any member or employee thereof (who is a certified public accountant) which any such firm may designate as the Arbitrator on its behalf. If within twenty (20) days following the expiration of the thirty (30) day period referred to above or any extension thereof the Shareholder Representative and the Buyer shall have failed to agree upon the selection of the Arbitrator or any such Arbitrator selected by them shall not have agreed to perform the services called for hereunder, the Arbitrator shall thereupon be selected in accordance with the rules of the American Arbitration Association, with preference being given to any one of the Big Six Accounting Firms or any member or employee thereof (who is a certified public accountant) which or who may be willing to perform such services, other than any such firm which is then or has within the prior two (2) years been employed by the Company, any Shareholder or the Buyer or the Guarantor or any subsidiary thereof. The Arbitrator shall consider only the Disputed Matters and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The costs and expenses of the Arbitrator shall be borne by the non-prevailing party.

           (c) Determination of Final Purchase Price; Payment. If based on the Closing Date Balance Sheet and the Balance Sheet Adjusting Schedule the Final Purchase Price is greater than the Base Purchase Price, the Shareholder Representative shall receive the amount in the Balance Sheet Escrow Fund (including earnings thereon from the Closing Date) and the Buyer shall pay to the Shareholder Representative the amount by which the Final Purchase Price exceeds the Base Purchase Price. If based on the Closing Date Balance Sheet the Final Purchase Price is less than the Base Purchase Price, the Buyer shall receive from the Balance Sheet Escrow Fund the amount by which the Base Purchase Price is greater than the Final Purchase Price (along with earnings thereon from the Closing Date) and the Shareholder Representative shall receive the balance, if any, in the Balance Sheet Escrow Fund. If the amount by which the Base Purchase Price exceeds the Final Purchase Price is greater than $500,000, Buyer shall receive the amount in the Balance Sheet Escrow Fund (including earnings thereon from the Closing Date) and the Shareholders, jointly and severally, shall pay to Buyer the amount by which the Base Purchase Price minus the Final Purchase Price exceeds $500,000. Within fifteen (15) days after receipt by the Shareholder Representative and the Buyer of the Closing Date Balance Sheet, the Shareholder Representative and the Buyer shall execute and deliver to the Escrow Agent, pursuant to the Balance Sheet Escrow Agreement, such documentation as shall be necessary to cause the Escrow Agent to disburse the Balance Sheet Escrow Fund in accordance with this Section 2.4. Any additional sums owing by the Buyer to the Shareholder Representative or from the Shareholders to the Buyer pursuant to this Section 2.4 shall be paid within fifteen days (15) days after the delivery to the Shareholder Representative of the Closing Date Balance Sheet. Notwithstanding the above, if there are any Disputed Matters, any payment finally determined to be due either by agreement or by arbitration shall be made to the appropriate party within ten (10) days after such determination, with interest thereon from the Closing Date at the Prime Rate.

                         ARTICLE 3: RELATED AGREEMENTS

     3.1.  Purchase of Affiliated Real Estate.

           (a) Concurrently with the execution of this Agreement, the Shareholders shall cause LPR Partnership to enter into an agreement with the Mechanics Uniform Rental Co., a Subsidiary of the Company, on the terms set forth on the attached Exhibit D to purchase the real property and improvements commonly known as 2395 Lapeer Road, Flint, Michigan; and the Lakers shall enter into an agreement with Mechanics Uniform Rental Co. on the terms set forth on the attached Exhibit D-1 to purchase the real property and improvements commonly known as 960 Ken-O-Sha Industrial Drive, Grand Rapids, Michigan and 2605 S. Euclid Avenue, Bay City, Michigan (the "Real Estate Purchase Agreements"). Closing under the Real Estate Purchase Agreements shall occur simultaneously with the Closing under this Agreement and the purchase price for the properties shall equal the fair market value of such properties as determined pursuant to the real estate appraisals performed pursuant to Section 3.1(b). Buyer shall cause Mechanics Uniform Rental Company to fund the purchase price for such properties at Closing.

           (b) The parties acknowledge that Buyer has retained the services of one or more licensed real estate appraisers each of whom is a member of the American Institute of Real Estate Appraisers, to conduct fair market value appraisals of each parcel of the Affiliated Real Estate. All such appraisals shall be completed on or before fourteen (14) days prior to Closing. Such fair market value appraisals shall be used in setting the purchase price to be paid to the owners of the Affiliated Real Estate pursuant to Section 3.1(a) and in determining the Base Purchase Price.

     3.2. Employment Agreements. At the Closing, the Company and each of Irving Laker and Martin Laker shall execute and deliver a Noncompetition, Nondisclosure and Nonsolicitation Agreement in the form attached hereto as Exhibit E.

     3.3. Purchase of Affiliate Promissory Notes. At the Closing the Buyer shall purchase from the holders thereof the Affiliate Promissory Notes for a purchase price equal to the principal amount thereof, plus accrued interest thereon.

                               ARTICLE 4: CLOSING

     4.1. Closing Date. The consummation (the "Closing") of the sale and purchase of the Shares shall take place at the offices of Bryan Cave, 1200 Main Street, 3300 One Kansas City Place, Kansas City, Missouri 64105, at 9:00 a.m. local time the later of (x) the first Friday occurring after the expiration of 5 business days after receipt of the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act or (y) on November 10, 1995 or at such other time or place or on such other date as the Buyer and the Shareholder Representative may agree to in writing. The date of the Closing is hereinafter sometimes referred to as the "Closing Date."

     4.2.  Deliveries.  At the Closing, subject to the provisions of this
Agreement: (i) each Shareholder shall deliver to the Buyer, free and clear of all Liens, the certificates for all of the Laws and all Material Shares to be sold by such Shareholder in negotiable form, duly endorsed in blank, or with separate notarized stock transfer powers attached thereto and signed in blank, with all restrictive legends thereon terminated, and the Buyer shall pay to the Shareholder Representative the amount determined in accordance with
Section 2.3(a) in the manner stated therein; (ii) each of the Shareholders, the Company, and the Buyer shall make all payments and deliveries required to discharge all of his, her or its obligations pursuant to Article 3 of this Agreement; (iii) the Shareholder Representative shall also deliver or cause to be delivered to the Buyer, and the Buyer shall deliver to the Shareholder Representative, the certificates, opinions and other instruments and documents referred to in Articles 10 and 11; (iv) the Shareholders shall cause to be delivered to the Buyer the written resignations of all of the directors and officers of the Company and each Subsidiary effective as of the Closing except for such directors and officers as the Buyer may have designated in writing prior to the Closing Date and shall cause to be made available to the successor directors and officers all minute books, stock record books, Tax Returns and corporate seals of the Company and the Subsidiaries and the books of account, Contracts and other documents, instruments and papers belonging to the Company and each Subsidiary; and (v) the Shareholders shall cause to be transferred and delivered, and the Company shall transfer and deliver, to the successor directors and officers of the Company and the Subsidiaries full possession and control of all of the Assets and of all other things and matters pertaining to the operation of the Business.

     4.3. Termination. In the event that the Closing shall not have taken place on or before January 26, 1996, or such later date as shall be mutually agreed to in writing by the Buyer and the Shareholder Representative, all of the rights and obligations of the parties under this Agreement shall terminate without liability, except for the liability of the Company and the Shareholders to reimburse Buyer for the costs of the environmental assessments under Section 12.1(a) and except liability in the event the Closing does not occur and this Agreement terminates by reason of a default or breach by any party hereto.

            ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE LAKERS

     5.1. Actual Knowledge; No Survival. Each of the Lakers hereby jointly and severally represents and warrants to the Buyer that to his actual knowledge (after due inquiry, which includes review of these representations and warranties and the Disclosure Schedule with each Management Employee to insure accuracy), except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be representations and warranties as if made hereunder:

           (a) Condition and Sufficiency of Assets. All tangible assets and properties which are part of the Assets are in good operating condition and repair, are adequate to operate the Business and are useable in the ordinary course of the Business.

           (b) Real Property and Leaseholds. There is listed on the Disclosure Schedule a description of each parcel of real property owned by or leased to the Company or any Subsidiary and used in the Business, including, without limitation, the Affiliated Real Estate (the "Real Property") and a description of each lease of real property used in the Business under which the Company or any Subsidiary is a lessee, lessor, sublessee or sublessor. The Disclosure Schedule also lists each parcel of real estate previously owned or occupied by the Company or any Subsidiary (or any predecessor). Except as indicated in the Disclosure Schedule:

                    (i) All such leases of Real Property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease of Real Property any material default or any event which with notice or lapse of time or both would constitute a material default;

                     (ii) The plants, buildings and structures located on the Real Property are in good operating condition and repair and have been maintained and are suitable for their present uses and, in the case of each plant, building and other structure (including without limitation, the roofs thereof), are structurally sound and all mechanical and other systems located therein are in good operating condition, subject to normal wear, and no condition exists requiring material repairs, alterations or corrections;

                     (iii) The Company and the Subsidiaries currently have access to public roads or valid easements over private streets or private property for such ingress to and egress from all such Real Properties as is necessary for the conduct of the Business of the Company and the Subsidiaries;

                     (iv) None of the structures on such Real Property or leased Real Property encroaches upon real property of another person, and no structure of any other person encroaches upon any of such Real Property or leased Real Property;

                     (v) The water, electric, gas and sewer utility services and the septic tank and storm drainage facilities currently available to the Real Property are adequate for the present use of the Real Property by the Company and Subsidiaries in conducting the Business, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities;

                     (vi) The Company has received no notices, oral or written, and has no reason to believe, that any Governmental Authority having jurisdiction over the Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property; and

                     (vii) There are no developments affecting any of such properties pending or threatened which might reasonably be expected to have an adverse effect on the condition of the Assets, properties, Rental Business or Business of the Company and the Subsidiaries, interfere with any present use of such property or adversely affect the marketability of such properties.

           (c)  Contracts.

                     (i) The Disclosure Schedule sets forth a complete and accurate list of all consents or approvals required under any Material Contract (i) in the event of a change in control of the Company or any Subsidiary; or (ii) in the event of the sale of the Wiper Business Assets.

                     (ii) The Disclosure Schedule describes all Material Contracts to which the Company or any Subsidiary is a party.

                     (iii) Since March 31, 1995, the Company has received no written notice that any other party to a Material Contract intends to cancel or terminate any Material Contract or to exercise or refrain from exercising any option under any Material Contract.

                     (iv) All of the Material Contracts are in full force and effect, are valid, binding and enforceable in accordance with their terms, and no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a Default or a basis for force majeure or other claim of excusable delay or non-performance thereunder. There are no provisions of, or developments materially affecting, any such Material Contract which might prevent the Company or any Subsidiary from realizing the benefits thereof whether before or after the completion of the Acquisition. The terms and conditions of all such Material Contracts are reasonable and customary in the industries and trades in which the Company and the Subsidiaries operate, and there are no extraordinary terms contained therein.

                     (v) There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any Subsidiary under current or completed Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation. No such Person has made written demand for such renegotiation.

           (d) Intellectual Property. All Intellectual Property is listed on the Disclosure Schedule. The computer software listed on the Disclosure
Schedule is in machine-readable form, contains all current revisions of such software and is the only software used by the Company in the conduct of its Business. The conduct of the Business as now operated and as now proposed to be operated does not and will not conflict with valid Intellectual Property rights of others; and there are no pending claims or demands by any third party to the contrary.

           (e) Insurance. The Disclosure Schedule contains a true and complete description of the insurance coverage applicable to the Company, its Subsidiaries, the Business, and the Assets for the past three years, including amounts and lines of coverage, loss experience history by line of coverage for the past five years, and a description of all claims in excess of Ten Thousand Dollars ($10,000) for the past five years. All of such insurance coverage is in full force and effect, is valid, binding and enforceable in accordance with its terms. There is no Default under any such coverage. There are no outstanding unpaid premiums and no notice of cancellation or nonrenewal of any of such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. There are no outstanding performance bonds covering or issued for the benefit of the Company or any Subsidiary.

           (f) Transactions With Affiliates. No Shareholder, director, or officer of the Company or any Subsidiary, or any member of his or her immediate family or any other of its, his or her affiliates, owns or has an ownership interest in any corporation or other entity that is or was during the last three years a party to, or in any property which is or was during the last three years the subject of, Contracts, business arrangements or relationships of any kind with the Company or any Subsidiary. All such disclosed transactions between the Company or any Subsidiary and any Shareholder or any affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties.

           (g) Corporate Documents. The Company has made available to the Buyer true, correct and complete copies of the Company's and each Subsidiary's Articles of Incorporation and ByLaws, the Trusts and all Material Contracts described in this Agreement or in the Disclosure Schedule.

           (h) Material Transactions. Since the Latest Year-End Balance Sheet Date, the Business has been operated in the manner described in Section
7.1 and neither the Company nor any Subsidiary has taken any action that would have been prohibited by Section 7.1 had that Section been effective since the Latest Year-End Balance Sheet Date.

           (i) Additional Information. The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                     (i) All names under which the Company or any Subsidiary has conducted any Business or which it has otherwise used during the last five years;

                     (ii) Guarantees by the Company or any Subsidiary of the obligations of others; and

                     (iii) The names and addresses of every bank and other financial institution in which the Company or any Subsidiary maintains an account (whether checking, savings or otherwise), lock box, or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

           (j) No Adverse Change. Since the Latest Year-End Balance Sheet Date, there has not been any actual or threatened adverse change in the Business, Rental Business, operations, properties, prospects, Assets or condition of the Company or any Subsidiary or any event, condition or contingency that may result in such an adverse change.

           (k) Foreign Qualification. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, all of which jurisdictions are disclosed in the Disclosure Schedule. Each of the Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its business or the character of its assets requires such qualification, all of which jurisdictions are disclosed in the Disclosure Schedule.

           (l) Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement or the Transaction Documents by the Company, any Subsidiary or by any Shareholder nor the consummation of the transactions contemplated hereby or thereby or the sale of the Wiper Business Assets will directly or indirectly contravene, conflict with or result (with or without notice or lapse of time) in a violation or breach of any of the provisions of, or give any Person the right (with or without notice or lapse of time) to declare a Default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify, any Material Contract to which the Company, or any Subsidiary is a party or under which the Company or any Subsidiary has any rights, or by which the Company or any Subsidiary, or any of the assets owned or used by the Company or any Subsidiary, may be bound or the Plan Documents. Except as disclosed in the Disclosure Schedule, neither the Company nor any Subsidiary is or will be required to give any notice to or obtain any consent from, and no Shareholder is or will be required to give any notice to or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Acquisition or the sale of the Wiper Business Assets.

           (m) Minute Books. The minute books of the Company and each Subsidiary are current and contain correct and complete copies of the Articles of Incorporation and Bylaws of the Company and each Subsidiary, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and board of directors and all committees thereof, duly signed by the Secretary or an Assistant Secretary, and the stock record book of the Company and each Subsidiary is current, correct and complete and reflects the issuance of all of the Shares to the Shareholders.

           (n) Affiliate Promissory Notes. The Affiliate Promissory Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

           (o)  Environmental Matters.

                (i) (A) The Company and each Subsidiary is, and at all times prior to the date hereof has been, in compliance with, and has not been and is not in violation of or liable under, the Environmental Laws applicable to it or to the ownership or operation of its Assets (including any of the Facilities) or the operation of its Business, and (B) there is no basis to expect, nor has the Company, any Shareholder, Subsidiary or any manager, nor any other Person for whose conduct they are or may be held responsible, received, any order, notice, or other communication from (x) any Governmental Authority, including but not limited to those administering or enforcing any Environmental Law, or (y) any other Person, of any alleged, actual, or potential violation and/or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (real, personal and mixed, tangible and intangible) in which the Shareholders or the Company or any Subsidiary or any affiliate had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by the Shareholders, any of the Company or any Subsidiary, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released.

                (ii) All Licenses required under any Environmental Law to lawfully own, operate, use and maintain the Facilities and other Assets of the Company and Subsidiaries to conduct their Businesses have been obtained. The Company and Subsidiaries have, at all times prior to Closing, maintained the Assets and conducted their businesses in full compliance with the terms and conditions of all Licenses issued at any time prior to the Closing by any Governmental Authority and required under any Environmental Law for the Company and any Subsidiary to lawfully own, operate, use, and maintain their Assets and to conduct their Businesses, and all required filings and all required applications with respect to and for renewal thereof have been timely made and filed. All such Licenses are in full force and effect and there are no proceedings pending or threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

               (iii) Neither the Company, any Subsidiaries, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (real, personal and mixed, tangible and intangible) in which the Company or any Subsidiaries (or any predecessor) has or had an interest or any properties at which the Company's or any Subsidiary's Hazardous Materials have been treated, stored, recycled or disposed of.

               (iv) Neither the Company or any Subsidiaries, nor any other Person for whose conduct they are or may be held responsible, has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, used or processed any Hazardous Materials, except in full compliance with all applicable Environmental Laws.

               (v) There has been no Release or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used or processed from or by the Facilities, or from or by any other properties and Assets (real, personal and mixed, tangible and intangible) in which the Company or any Subsidiary has or had an interest, whether by the Company, any Subsidiary or by any other Person for whose conduct they are or may be held responsible.

               (vi) There are no claims, Liens or any other restrictions of any nature whatsoever, resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and Assets (real, personal and mixed, tangible and intangible) in which the Company or any Subsidiary has an interest.

              (vii) The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                      (A) Each Facility at which dry cleaning operations have been conducted;

                      (B) Each Facility at which underground storage tanks are now or have previously been located (whether or not those tanks were ever registered);

                      (C) Each Facility at which lagoons are currently located or have previously been located; and

                      (D) Each location at which the Company's Hazardous Materials have been treated, stored, recycled or disposed.

               (viii) The Company has provided Buyer true and complete copies of all documents related to: (A) the Company's and the Subsidiary's compliance with, violation of or alleged violation of any Environmental Laws;
(B) the generation, treatment, transportation, recycling, disposal or Release of any Hazardous Materials; (C) any Environmental, Health and Safety Liabilities; (D) any Environmental investigations, audits or assessments performed; and (E) all Licenses required of the Company under any Environmental Laws.

           (p) Disclosure. No representation or warranty of the Lakers contained in this Section 5.1 or statement in the Disclosure Schedule as an exception to this Section 5.1 contains any untrue statement. No representation or warranty of the Lakers contained in this Section 5.1 or statement in the Disclosure Schedule as an exception to this Section 5.1 omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     5.2 Actual Knowledge; Subject to Basket, Cap and Expiration Date. Each of the Lakers hereby jointly and severally represents and warrants to the Buyer that to his actual knowledge (after due inquiry which includes review of these representations and warranties and the Disclosure Schedule with each Management Employee to insure their accuracy), except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be representations and warranties as if made hereunder:

           (a) Employee Matters.

               (i) No employee or former employee of the Company or any Subsidiary is in Default under any term of any employment contract, agreement or arrangement relating to any Intellectual Property or noncompetition, nonsolicitation or nondisclosure arrangement, or any other Contract or any restrictive covenant relating to the right of any such employee to be employed by the Company because of the nature of the Business conducted or to be conducted by the Company or relating to the use of any Intellectual Property of others, and the continued employment of the Company's employees does not subject the Company to any liability resulting from such a Default.

               (ii) Neither the Company nor any Subsidiary has any collective bargaining agreements with any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company, any Subsidiary and no secondary boycott with respect to their products, lockout by them of any of their employees, or any other labor trouble or other occurrence, event, or condition of a similar character (including without limitation any organizational activity) is occurring or has occurred or been threatened within the five years immediately preceding the date of this Agreement.

               (iii) The Disclosure Schedule contains accurate lists and summary descriptions of the following:

                     (A) The names of all present officers and directors of the Company and each Subsidiary;

                     (B) The names and current annual salary rates or current hourly wages of all present employees of the Company or any Subsidiary whose annual compensation is in excess of Fifty Thousand Dollars ($50,000), along with their job title;

                     (C) The names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company or any Subsidiary; and

                     (D) The names of all persons holding powers of attorney from the Company or any Subsidiary and a summary statement of the terms thereof.

           (b)  Compliance with Law.

                (i) Neither the Company nor any Subsidiary is in violation of any Law or Court Order, and the Assets have not been used or operated by the Company or any Subsidiary or any other Person or entity in violation of any Law or Court Order; all Court Orders to which the Company or any Subsidiary
is a party or subject are listed in the Disclosure Schedule;   no event has
occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company or any Subsidiary of, or a failure on the part of the Company or any Subsidiary to comply with, any Law; and neither the Company nor any Subsidiary has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding and the Lakers have no reason to believe that there exists: (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (B) any actual, alleged, possible or potential obligation on the part of the Company or any Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                (ii) The Disclosure Schedule sets forth a complete list of all Licenses used in the operation of the Business or otherwise held by the Company or any Subsidiary. The Company and each Subsidiary own, possess or lawfully use in the operation of their Business all Licenses which are necessary to conduct the Business as now or previously conducted or to the ownership of the Assets, free and clear of all Liens. Neither the Company nor any Subsidiary is in Default, nor has it received any notice of any claim of Default, with respect to any such License. Except as otherwise governed by Law, all such Licenses are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the Acquisition.

           (c) Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement or the Transaction Documents by the Company, any Subsidiary or by any Shareholder nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly:

                (i) Contravene, conflict with or result (with or without notice or lapse of time) in a violation of any Law or any Court Order to which the Company or any Subsidiary or any Shareholder, or any of the Assets owned or used by the Company or any Subsidiary, may be subject; or

                (ii) Contravene, conflict with or result (with or without notice or lapse of time) in a violation of any of the terms or requirements of, or give any Governmental Authority the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by the Company or any Subsidiary or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any Subsidiary.

           (d) Restrictions. Neither the Company, any Subsidiary, nor any Shareholder is a party to any Material Contract or subject to any restriction or any Court Order or Law (i) that may have a material adverse effect on the Company, any Subsidiary, the Business or the Assets; or (ii) that affects or restricts the ability of the Company, any Subsidiary, or any Shareholder to consummate the Acquisition or the sale of the Wiper Business Assets.

           (e)  Claims.  There  is  no  Proceeding  pending   or threatened
against the Company, any Subsidiary, the Business or the Assets or that challenges or that would have the effect of challenging, preventing, delaying, making illegal or otherwise interfering with the Acquisition or the sale of the Wiper Business Assets. No claim has been asserted and no event has occurred that would result in a Proceeding against the Company, any Subsidiary, the Business or the Assets. None of the Proceedings identified in the Disclosure Schedule will individually or in the aggregate have an adverse effect on the Company, any Subsidiary, the Business or the Assets and all such Proceedings are fully covered by insurance, except as set forth on the Disclosure Schedule.

            (f) Disclosure. No representation or warranty of the Lakers contained in this Section 5.2 or statement in the Disclosure Schedule as an exception to Section 5.2 contains any untrue statement. No representation or warranty of the Lakers contained in this Section 5.2 or statement in the Disclosure Schedule as an exception to Section 5.2 omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     5.3. Subject to Basket, Cap and Expiration Date. Each of the Lakers hereby jointly and severally represents and warrants to the Buyer that, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be representations and warranties as if made hereunder:

           (a) Financial Statements. The Company and the Shareholders have delivered to the Buyer (i) the Company's consolidated year-end balance sheets at March 31, 1995 and each of the two preceding fiscal year-ends, (ii) its related consolidated statements of income and retained earnings and cash flows for the fiscal years then ended, and (iii) all related notes and schedules, each of which have been audited by Deloitte & Touche LLP. All Liabilities of the Company and each Subsidiary at March 31, 1995 required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Company's consolidated balance sheet at March 31, 1995 (the "Latest Year-End Balance Sheet"). March 31, 1995 is referred to as the "Latest Year-End Balance Sheet Date" in other parts of this Agreement. The Company and the Shareholders have also delivered to the Buyer a copy of the unaudited consolidated balance sheet of the Company and the Subsidiaries at June 30, 1995 and the related unaudited consolidated statements of income and retained earnings and cash flows for the period from the Latest Year-End Balance Sheet Date to June 30, 1995 (the
"Interim Financial Statements").   June 30, 1995 is referred to as the
"Interim Balance Sheet Date" in other parts of this Agreement. All Liabilities of the Company and each Subsidiary as of the Interim Balance Sheet Date required to be reflected or reserved for by GAAP (other than accruals which under the Company's past practices are made at year-end) are fully reflected or reserved for in the Company's consolidated balance sheet at the Interim Balance Sheet Date (the "Interim Balance Sheet"). All of the financial statements referred to in this Section 5.3(a) were prepared in accordance with GAAP (except the Interim Financial Statements do not necessarily include accruals which under the Company's past practices are made at year-end) and fairly present the financial position and results of operations and cash flows of the Company and its Subsidiaries at the dates and for the periods covered and include all adjustments that are necessary for a fair presentation of the information shown.

           (b) Books of Account. The books of account of the Company fairly reflect: (i) all transactions relating to the Company and each Subsidiary (including, without limitation, all transactions with any Shareholder or any affiliate or family member of the Shareholders) and (ii) all items of income and expense, assets and Liabilities and accruals relating to the Company and each Subsidiary and at year-end are in accordance with GAAP. Neither the Company nor any Subsidiary has engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

           (c) Accounts Receivable. All accounts receivable of the Business that are reflected on the Latest Year-End Balance Sheet or arising since the Latest Year-End Balance Sheet Date (referred to collectively as the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of the Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Closing Date Balance Sheet or on the accounting records of the Company or any Subsidiary as of the Closing Date. There is no contest, claim or right of set-off, other than returns in the ordinary course of the Business, contained in any agreement with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

           (d) Inventory. The inventory as set forth on the Latest Year-End Balance Sheet or arising since the Latest Year-End Balance Sheet Date was acquired and has been maintained in accordance with the regular business practices of the Company and each Subsidiary, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of Business of the Company or any Subsidiary consistent with past practice, and is valued at reasonable amounts based on the ordinary course of business of the Company at prices equal to the lower of average cost or market value.
None of such inventory (net of the inventory reserve) is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of the Company's or any Subsidiary's business consistent with past practice.

           (e) Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability except:

                (i) Those Liabilities set forth or adequately reserved for on the Interim Balance Sheet and not heretofore paid or discharged;

                (ii) Those Liabilities arising in the ordinary course of the Business consistent with past practice under any Contract disclosed on the Disclosure Schedule (or not required to be disclosed because of the amount involved); and

                (iii) Those Liabilities incurred in the ordinary course of the Business consistent with past practice since the Interim Balance Sheet Date and not heretofore paid or discharged.

           (f)  Pension Plans; Employee Benefit Plans.

               (i)  Employee Benefit Plans and Similar Arrangements.

                     (A) The Disclosure Schedule lists all Employee Benefit Plans to which the Company or any Subsidiary is a party or by which any of them is bound.

                     (B) The Company has provided to Buyer, with respect to all Employee Benefit Plans, true and complete copies of: all documents, including plan documents, related trust agreements, annuity contracts and other funding instruments and summary plan descriptions.

                     (C) There are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by any Employee Benefit Plan.

                     (D) The Company and all of the Subsidiaries are in ompliance with, and have no direct or indirect Liability under, the provisions of ERISA (as amended through the date of this Agreement), the Code and all the other Laws applicable to the Employee Benefit Plans, which has not been reserved for or is not reflected in the Company's March 31, 1995 audited financial statements. The Company and all of its Subsidiaries that are subject to the regulatory authorities of other countries with respect to Employee Benefit Plans are in compliance with the provisions of applicable Laws. The Company and all of its Subsidiaries have performed all of their obligations under all Employee Benefit Plans including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise. There is no action, suit, or claim (other than routine claims for benefits) pending against, arising out of or with respect to any Employee Benefit Plan. There are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Employee Benefit Plan, which would give rise to a Liability of the Company or any Subsidiary.

                     (E) Subject to applicable Law, each of the Employee Benefit Plans can be terminated by the Company or by the relevant Subsidiary within a period of 30 days, without payment of any additional compensation or amount, and without the acceleration or, except in the case of a Pension Plan, the additional vesting of any such benefits.

                     (F) There has occurred no transaction prohibited by
Section 406 of ERISA or "prohibited transaction" (within the meaning of Section 4975(c) of the Code) with respect to any Employee Benefit Plan.

                     (G) All notices required by ERISA, or the Code or any Law with respect to each Employee Benefit Plan have been appropriately given.

                     (H) All contributions with respect to each Employee Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date to the extent due by the Company and all members of the controlled group in accordance with past practice and, if applicable, the recommended contribution in the applicable actuarial report.

                     (I) All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation ("PBGC")) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.

                     (J) Neither the Company nor any of its directors, officers, employees or any other fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Employee Benefit Plan.

                     (K) To the extent applicable, with respect to each Employee Benefit Plan, true, correct and complete copies of the most recent
(1) determination letter and any outstanding request for a determination letter, including application materials; (2) Form 5500 Annual Reports filed in each of the most recent three plan years, including, but not limited to, all schedules thereto and financial statements with attached opinions of independent accountants, and related Summary Annual Reports; (3) Form 5310 and any related filings with the PBGC and with respect to the last six plan years for each Employee Benefit Plan subject to Title IV of ERISA; (4) ruling letter and any outstanding request for a ruling letter with respect to the tax-exempt status of any voluntary employees' beneficiary association ("VEBA") which is implementing such Plan; (5) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of an Employee Benefit Plan that is a "group health plan" as defined in Code Section 5001(b)(1); and (6) statement of changes in fund balances and in financial position or the statement of changes in net assets available for benefits under each Employee Benefit Plan for the most recently ended plan year have been delivered to Buyer. Each such report, notice or letter described herein has been timely filed and distributed.

                     (L) All expenses and Liabilities relating to each of the Employee Benefit Plans described have been, and will on the Closing Date be, fully and properly accrued on the Company's books and records and the Company's financial statements reflect all of such Liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

                     (M) No Pension Plan has been the subject of a reportable event (as defined in ERISA Section 4043) as to which a notice would be required to be filed with the PBGC.

               (ii)  Qualified Plans.

                     (A)  The Disclosure Schedule identifies all Pension
Plans.

                     (B) Each such Pension Plan has been duly authorized by the boards of directors of the Company and each participating Subsidiary, if any. Each such Pension Plan is qualified in form and operation under Section 401(a) of the Code and each trust under each such Pension Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax exempt status of any such Pension Plan or trust under such Code sections, and no event has occurred that will or could subject any such Pension Plan to tax under Section 511 of the Code.

                     (C) With respect to each Pension Plan subject to Section 412 of the Code maintained for employees of the Company, any Subsidiary, or any of their ERISA Affiliates, there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code. "ERISA Affiliate," as applied to any person, means (1) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that person is a member, and (3) any member of an affiliated service group within the meaning of Section 414(m) and (c) of the Code of which that person, any corporation described in clause (1) above or any trade or Business described in clause (2) above is a member.

                     (D) The Company does not have any liability (1) for the termination of any single employer plan under ERISA e4062 or any multiple employer plan under ERISA e4063, (2) for any Lien imposed under ERISA e302(f) or Code Section 412(n), (3) for any interest payments required under ERISA e302(e) or Code Section 412(m), (4) for any excise tax imposed by Code

Sections 4971, 4972, 4977 or 4979 or (5) for any minimum funding contributions under ERISA e302(c)(11) or Code Section 412(c)(11).

               (iii) Title IV Plans. The Company does not maintain any Employee Benefit Plan that is also subject to Title IV of ERISA other than the multiemployer plan identified in the Disclosure Schedule and referred to in
Section 5.3(g)(iv).

               (iv)  Multiemployer Plans.

                     (A) Except as identified on the Disclosure Schedule, the Company has not made any contributions to any multi-employer plan (as defined in Section 3(37) of ERISA or ERISA e4001(a)(3)), the Company has never been a member of a controlled group which contributed to any such plan, and the Company has never been under common control with an employer which contributed to any such plan.

                     (B) With respect to each such multiemployer plan in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated: (1) neither the Company nor any Subsidiary nor any ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (2) neither the Company nor any subsidiary nor any ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is or may become insolvent; (3) neither the Company nor any Subsidiary nor any ERISA Affiliate has failed to make any required contributions; (4) no Pension Plan is a party to any pending merger or asset or liability transfer; (5) there are no PBGC proceedings against or affecting any Pension Plan; and (6) neither the Company nor any Subsidiary nor any ERISA Affiliate has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA.

                     (C) The Disclosure Schedule includes for each multiemployer plan, for each of the last six years, the amount of potential withdrawal liability of the Company, Subsidiaries and ERISA Affiliates, calculated according to the information made available pursuant to ERISA
Section 4221(e), and identifies the specific obligor.   Nothing has occurred
or is expected to occur that would materially increase the amount of the total potential withdrawal liability of a specified obligor for any Pension Plan over the amount shown in the Disclosure Schedule.

               (v)  Welfare Benefit Plans.

                     (A) All group health plans of the Company, any Subsidiary and any ERISA Affiliate have been operated in compliance with the group health plan continuation coverage requirements of Part 6 Subtitle B of Title I of ERISA and 4980B of the Code to the extent such requirements are applicable. Except to the extent required under Section 4980B of the Code, neither the Company nor any Subsidiary provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees. All Employee Benefit Plans, to the extent applicable, are in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and the Company does not have any liability for any excise tax imposed by Code Section 5000.

                     (B) With respect to any Employee Benefit Plan which is a welfare plan as defined in Section 3(1) of ERISA; (1) each such welfare plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (2) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company, any Subsidiary or the Buyer to a tax under Code
Section 4976(a); and (3) each and every such welfare plan which is a group health plan (as such term is defined in Code Section 5001(b)(1)) complies and in each and every case has complied with the applicable requirements of Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

               (vi) Fines and Penalties. There has been no act or omission by the Company or any Subsidiary or any ERISA Affiliate that has given rise to or will give rise to fines, penalties, taxes, or related charges under Section 502(c), (i) or (1) of ERISA, Section 4071 of ERISA or Chapter 43 of the Code.

           (g) Disclosure. No representation or warranty of the Lakers contained in this Section 5.3 or statement in the Disclosure Schedule as an exception to this Section 5.3 contains any untrue statement. No representation or warranty of the Lakers contained in this Section 5.3 or statement in the Disclosure Schedule as an exception to this Section 5.3 omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     5.4. No Limitations. Each of the Lakers hereby jointly and severally represents and warrants to the Buyer that, except as set forth on the Disclosure Schedule attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be representations and warranties as if made hereunder:

           (a) Organization and Standing. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Michigan, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. Each of the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was organized, having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease, and operate its assets. Except for the Subsidiaries listed in the Disclosure Schedule, the Company has no subsidiaries and no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

           (b) Capitalization and Share Ownership. The Company's authorized capital stock consists of 100,000 shares of Common Stock. There are 47,306 shares of the Company's Common Stock presently outstanding (the Common Stock collectively, as previously defined, the "Shares"). The Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the Shares as stated on Schedule 5.4(b), free and clear of any Liens. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company, and were issued in compliance with the Articles of Incorporation of the Company and all applicable Laws, including, without limitation, all federal and state securities or "blue sky" laws and regulations. Other than the Shares, no equity securities of the Company are issued or outstanding. There are, and have been, no preemptive rights with respect to the issuance of the Shares. The Disclosure Schedule sets forth a description of all of the issued and outstanding equity securities of each of the Subsidiaries. The Company owns of record and beneficially all of the issued and outstanding capital stock of each Subsidiary free and clear of any Liens. There are: (i) no Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any capital shares or other securities of the Company or any Subsidiary, whether or not presently issued or outstanding, from any Shareholder, the Company or any Subsidiary, at any time, or upon the happening of any stated event; (ii) no outstanding securities of any Subsidiary that are convertible into or exchangeable for capital shares or other securities of the Company or any Subsidiary; and (iii) no Contracts, subscriptions, options, warrants, calls, commitments or rights to purchase or otherwise acquire from any Shareholder, the Company, or any Subsidiary any such convertible or exchangeable securities.

           (c) Authority and Binding Effect. Each Shareholder has the full power, authority and capacity to execute, deliver and perform this Agreement and all of the Transaction Documents to be executed by such Shareholder. The Company has the full power and authority to execute, deliver and perform this Agreement and all of the Transaction Documents to be executed by the Company. The Company and the Trustee - Plan and Trustees - Charitable Trust have taken all actions necessary to secure and will have secured on or before the Closing all approvals required in connection with the execution, delivery and performance of this Agreement and all of the Transaction Documents. This Agreement constitutes, and each of the Transaction Documents when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligation of each Shareholder and of the Company and any Subsidiary, enforceable against such Shareholder and the Company in accordance with its terms.

           (d) Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement or the Transaction Documents by the Company, any Subsidiary or by any Shareholder nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly:

               (i) Contravene, conflict with or result (with or without notice or lapse of time) in violation of (A) any of the provisions of the Articles of Incorporation or Bylaws of the Company or any Subsidiary, (B) any resolution adopted by the Board of Directors or the shareholders of the Company or any Subsidiary, (C) the Plan Documents or Trust Documents, or (D) any resolutions adopted by the trustees of the Plan or the Trustees - Charitable Trust;

               (ii) Result (with or without notice or lapse of time) in the imposition or creation of any Lien upon or with respect to any of the Assets owned or used by the Company or any Subsidiary.

           (e) Third-Party Options. There is no existing Contract, option, commitment, or right with, to, or in any Person (other than the Buyer) to acquire the Company, any Subsidiary, any of the Assets, or any interest in any of them or in the Business.

           (f)  Returns and Reports; Taxes.

               (i) The Company and each Subsidiary has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to the Law of each Governmental Authority with taxing power over them or their assets. Shareholders have delivered or made available to Buyer copies of all such Tax Returns relating to income or franchise taxes filed since March 31, 1993. The Company and each Subsidiary has paid, or made provision for payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Shareholders or the Company or any Subsidiary, except such Taxes, if any, as are set forth in the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the books of account of the Company and the Subsidiaries. The United States federal and state income Tax Returns and the Michigan Single Business Tax Returns of each of the Company and the Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1989. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in the Disclosure Schedule, are being contested in good faith by appropriate proceedings. None of the Shareholders, the Company or any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or any Subsidiary or for which the Company or any Subsidiary may be liable. The charges, accruals, receivables and reserves with respect to Taxes on the respective books of the Company and Subsidiaries are adequate and are at least equal to the Company's or that Subsidiary's Liability for Taxes as of the Closing Date. There exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company or any Subsidiary. All Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. All Tax Returns filed by (or which include on a consolidated basis) the Company or any Subsidiary are true, correct and complete. There is no Tax sharing agreement that will require any payment by the Company or any Subsidiary after the date of this Agreement to any company outside the consolidated group. Neither the execution and delivery of this Agreement or the Transaction Documents by the Company, any Subsidiary or by any Shareholder nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly: (A) cause the Company or any Subsidiary to become subject to, or to become liable for the payment of any Tax (other than any Tax resulting from the sale of the Wiper Business Assets and other than Taxes due as a result of the closing of the tax year due to the Company and its subsidiaries joining in the Buyer's consolidated return group for which adequate accruals shall be provided on the Closing Date Balance Sheet); or (B) cause any of the assets owned by the Company or Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Authority, other than the Affiliated Real Estate.

               (ii) Neither the Company nor any Subsidiary has been a member of any other affiliated group of corporations within the meaning of Section 1504 of the Code since 1985. For all tax periods in which a Tax Return is not due on or before the Closing Date (whether or not the taxable period ends on or after the Closing Date), the Closing Date Balance Sheet shall provide an adequate reserve for Taxes to fully pay such Taxes up to and including the Closing Date (as if the taxable period ended on the Closing Date). The Company has furnished to Buyer true and complete copies of relevant portions of Tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any Subsidiary relating to the Assets from the IRS, or from any other taxing authority (sometimes collectively referred to as a "Taxing Authority"). Neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or any Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither the Company nor any Subsidiary has taken any action or failed to take any action, the effect of which would be to cause interest on any obligation issued by a state or local governmental unit ("Section 103 Obligations") to become includable in the gross income of any person. The Acquisition will not cause interest on any Section 103 Obligations issued for the benefit of the Company or any Subsidiary to become taxable. All of the Company's and the Subsidiaries' payments to agents, consultants and others have been in payment of bona fide fees and commissions and not as illegal or improper payments.
The Company or any Subsidiary have not made any payment to any person whomsoever or to any entity whatsoever with respect to which a deduction could be disallowed under Section 162(c) of the Code. Except as set forth on the Disclosure Schedule, neither the IRS nor any other Governmental Authority has initiated or threatened any investigation of any payments made by the Company or any Subsidiary alleged to have been of the type covered by this Section.
 Neither the Company nor any Subsidiary are liable for taxes to any foreign taxing authority. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. Neither the Company nor any Subsidiary is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company or any Subsidiary and the IRS has not proposed any such adjustment or change in accounting method. None of the Assets are tax-exempt use property within the meaning of Section 168(h) of the Code. All material elections with respect to Taxes affecting the Company as of the date hereof are set forth in the Disclosure Schedule. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes of the Company or any Subsidiary or affecting the Company shall be made after the date of this Agreement without the prior written consent of the Buyer.
 Neither the Company nor any Subsidiary has made an election under Section 338 of the Code nor has taken any action that would result in any income tax liability to the Company or any Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code.

           (g) Ownership of Assets. The Company or the Subsidiaries has good and marketable title to all of the Assets including, without limitation, the Assets reflected on the Interim Balance Sheet (except for such as may have been sold from inventory in the ordinary course of the Business since the Interim Balance Sheet Date), free and clear of all Liens except Permitted Liens.
Except pursuant to leases described on the Disclosure Schedule, no Person other than the Company or the Subsidiaries owns any vehicles, equipment or other tangible Assets situated on the Facilities used by the Company or any Subsidiary in the Business (other than immaterial items of personal property owned by the Company's or any Subsidiary's employees) or necessary to the operation of the Business.

           (h)  Additional Information.  Except as indicated in the Disclosure
Schedule:

               (i) The Company or the relevant Subsidiary, as the case may be, has good and marketable, indefeasible, fee simple title to, or in the case of the leased Real Property has valid leasehold interests in, all Real Property reflected on the Latest Year-End Balance Sheet or acquired after the

Latest Year-End Balance Sheet Date; and

               (ii) None of the Real Property is subject to any Liens except Permitted Liens (and for which adequate reserves have been established on the Latest Year-End Balance Sheet).

           (i) Intellectual Property. The Company owns or has a valid right to use the Intellectual Property being used to conduct the Business.

           (j) Affiliate Promissory Notes. The original payees of the Affiliated Promissory Notes (as identified in the definition of the term) ave good and marketable title to the Affiliate Promissory Notes free and clear of all Liens and no term of the Affiliate Promissory Notes has changed since the issuance thereof.

           (k) Disclosure. No representation or warranty of the Lakers contained in this Section 5.4 or statement in the Disclosure Schedule as an exception to Section 5.4 contains any untrue statement. No representation or warranty of the Lakers contained in this Section 5.4 or statement in the Disclosure Schedule as an exception omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

             ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Shareholders as follows:

     6.1. Organization and Standing. The Buyer and the Guarantor are each corporations duly organized, validly existing and in good standing under the laws of California and Delaware, respectively, having all requisite corporate power and authority to perform its obligations under this Agreement.

     6.2. Authority and Binding Effect. The Buyer and the Guarantor each has the corporate power and authority to execute, deliver and perform this Agreement and all of the Transaction Documents to which they are party, and has taken all actions necessary to secure all corporate approvals required in connection therewith. The execution, delivery and performance of this Agreement and the Transaction Documents to which they are party and the consummation of the Acquisition by the Buyer have been duly authorized by all necessary corporate action and will not contravene or violate the Articles or Certificate of Incorporation or Bylaws of Buyer or Guarantor. This Agreement constitutes, and each of the Transaction Documents to which they are party when executed and delivered pursuant hereto will constitute, the legal, valid and binding obligation of the Buyer and the Guarantor, enforceable against it in accordance with its terms.

     6.3. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by the Buyer, nor the guaranty thereof by the Guarantor, nor the consummation of the transactions contemplated hereby by the Buyer or thereby by the Guarantor will contravene or violate any Law or Court Order which is applicable to either Buyer or Guarantor or the Articles or Certificate of Incorporation or Bylaws of the Buyer or Guarantor, or will result in a Default under any Contract to which the Buyer or Guarantor is a party or by which it is otherwise bound.

     6.4. Securities Law Considerations. The Buyer represents that the Shares are being acquired for investment for the Buyer's own account, with no present intention of reselling or otherwise disposing of any portion of the

Shares in violation of applicable securities laws, and the Buyer acknowledges that the reliance of the Shareholders and the Company upon exemptions from registration under the Securities Act of 1933, as amended, and other applicable laws is predicated upon such investment intent.

                 ARTICLE 7: CONDUCT OF BUSINESS PENDING CLOSING

     7.1. Specific Matters. From the date hereof until the Closing Date, except as may be approved by the Buyer in writing or as otherwise expressly provided in this Agreement, the Shareholders shall cause the Company and each Subsidiary to:

           (a) Operate the Business only in the ordinary course and in a manner consistent with past practices of the Company or such Subsidiary;

           (b) Not issue, repurchase or redeem or commit to issue, repurchase or redeem, any shares of its capital stock, any options, or other rights to acquire such stock, or any securities convertible into or exchangeable for such stock;

           (c) Not declare or pay any dividend on, or make any other distribution with respect to, the capital stock;

           (d) Not (i) incur any amount of long or short term debt for money borrowed (other than borrowings in the ordinary course of business under the Company's revolving credit line with Comerica Bank as in existence on the date hereof); (ii) guarantee or agree to guarantee the obligations of others; (iii) indemnify or agree to indemnify others; (iv) incur any Liabilities other than those incurred in the ordinary course of the Business consistent with past practice; (v) borrow any funds under any debt agreements that would require the payment of a penalty or premium in order to repay the debt at Closing; or
(vi) convert the obligations with respect to the Variable Rate Demand Limited Obligation Revenue Bonds, Series 1995 from a variable rate to a fixed rate;

           (e) Keep in full force and effect insurance covering the Company, any Subsidiary, the Assets and the Business comparable in amount and scope of coverage to that now maintained;

           (f) Use reasonable efforts to retain the Company's and each Subsidiary's employees and maintain the Business so that such employees will remain available to the Company and each Subsidiary on and after the Closing Date (other than those associated with the Wiper Business, all of whom are being employed as of the Closing by the buyer under the Asset Purchase Agreement) and to maintain relationships with suppliers, customers and others having dealings with the Company or any Subsidiary and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

           (g)  Not amend its Articles of Incorporation or Bylaws;

           (h) Not merge with or into any other corporation or sell, assign, transfer, pledge or encumber any part of the Assets (except for sales from inventory in the ordinary course of business), or agree to do any of the foregoing;

           (i)  Not enter into or amend or modify any Material Contract;

           (j) Not cancel or waive any rights of value or rights that would otherwise accrue to the Company after the Closing Date;

           (k) Not increase the salaries or wages of, or establish or modify any Employee Benefit Plans for, any of the Company's directors or officers or employees or enter into or modify any employment, consulting, severance or similar Contracts with any such persons or agree to do any of the foregoing, except as required under the terms of any collective bargaining agreement as in existence on the date hereof;

           (l) Continue to maintain all Employee Benefit Plans in accordance with applicable Laws, and ensure that no Employee Benefit Plan or any trust related thereto shall be amended or terminated prior to the Closing Date, except for any such amendment as may be required to comply with applicable Laws;

           (m) Use commercially reasonable efforts to obtain any consents or approvals required under any Contracts (including customer contracts) or otherwise that are necessary to complete the Acquisition or to avoid a Default under any such Contracts;

           (n) Not make any individual capital expenditure in excess of Ten Thousand Dollars ($10,000) or any capital expenditures in any fiscal month in excess of Fifty Thousand Dollars ($50,000), except the Company may make capital expenditures up to Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal month related to the construction of the rental plant at 5111 14th Street, Detroit, Michigan;
           (o) Maintain the tangible Assets in good condition and working order, ordinary wear and tear excepted;

           (p) Collect its accounts receivable in the ordinary course of business consistent with past practice;

           (q) Pay its accounts payable in the ordinary course of business consistent with past practice and not fail to pay or discharge when due any Liability;

           (r) Comply with all Laws applicable to it and to the conduct of its business, the noncompliance with which would have an adverse effect on the Company, the Business or the Assets; and

           (s) (i) Give to the Buyer's officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the Assets, the Facilities, records, Contracts (including customer contracts) and other documents relating to the Business, and (ii) permit them to consult with the officers, employees, accountants, counsel and agents of the Company or any Subsidiary for the purpose of making such investigation of the Company, any Subsidiary, the Business, and the Assets as the Buyer shall desire to make, provided that such investigation shall not unreasonably interfere with the operations of the Company or any Subsidiary, and (iii) furnish to the Buyer all such documents and copies of documents and records and information with respect to the Business, the affairs of the Company or any Subsidiary or with respect to investigating the accuracy of any representation or warranty of the Lakers set forth herein as the Buyer shall from time to time reasonably request. During such investigation, Buyer and its representatives shall have the right to make copies of such Contracts, books and records, Tax Returns and other documents and data as it may deem advisable. The furnishing of such information to Buyer and any such investigation by Buyer shall not affect Buyer's right to rely on any of the representations and warranties made in this Agreement.

     7.2. Approvals of Governmental Authorities. Between the date of this Agreement and the Closing Date, Shareholders will use commercially reasonable efforts, and will cooperate with Buyer in taking all steps necessary, promptly to (i) make any filing (including a filing under the Hart-Scott-Rodino Antitrust Improvements Act which requests early termination of the waiting period thereunder) and (ii) obtain any consent, approval or authorization of any Governmental Authority, in each case required by Law to allow the consummation of this Agreement and the Acquisition.

     7.3. Notification. Between the date of this Agreement and the Closing Date, each Shareholder will promptly notify Buyer in writing if he or the Company or any Subsidiary becomes aware of any fact or condition which makes untrue any representation or breaches any warranty made by the Lakers in this Agreement or if he or the Company or any Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) make untrue any such representation or breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if such Schedule were dated the date of the occurrence or discovery of any such fact or condition, Shareholders shall deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Delivery of such supplements shall be for information purposes only and shall not modify in any such respect any representation, warranty, covenant or condition contained herein. During the same period, each Shareholder will promptly notify Buyer of the occurrence of any breach of any covenant of Shareholders set forth in this Article 7 or of the occurrence of any event that may make the satisfaction of the conditions set forth in Article 10 impossible or unlikely.

     7.4. Payment of Indebtedness by Related Persons. Shareholders shall cause all indebtedness of any Shareholder, officer or director of the Company or any Subsidiary, or any member of his or her family or any of its, hers or his affiliates, to the Company or any Subsidiary to be paid in full prior to Closing.

     7.5.  No Negotiation.   Shareholders shall not, and shall cause each of
the Company and Subsidiaries not to, solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of the Assets or stock of any of the Company or any Subsidiary.

     7.6. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Shareholders will use commercially reasonable efforts to cause the conditions specified in Article 10 to be satisfied.

     7.7. Excluded Assets. The Shareholders shall cause the Company to transfer to the Shareholders prior to the Closing the Excluded Assets.

                      ARTICLE 8: INDEMNIFICATION; REMEDIES

     8.1. Survival. Except as set forth in Section 8.2 as to the survival of the representations and warranties in Section 5.1, all representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     8.2. Time Limitations. The Lakers shall have no liability for indemnification with respect to any representation or warranty set forth in
Section 5.1, it being the intent of the parties that in the event of a breach of a representation and warranty in Section 5.1, Buyer's sole remedy shall be to refuse to close the transaction and receive from the Lakers Buyer's expenses under Section 12.1; provided, however, notwithstanding the foregoing, the Lakers and the Trust shall be jointly and severally liable with respect to any intentional misrepresentation or intentional breach of warranty under Section 5.1(o), and such liability shall survive the Closing. If the Closing occurs, the Lakers and the Trust shall have no liability for indemnification with respect to any representation or warranty in Section 5.2 or 5.3, unless on or before the two (2) year anniversary of the Closing Date the Shareholder Representative is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 5.4, or a claim for indemnification not based upon any representation or warranty, may be made at
any time, subject to the applicable statute of limitations.    If the Closing
occurs, Buyer shall have no liability for indemnification with respect to any representation or warranty, unless on or before the two (2) year anniversary of the Closing Date Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholders.

     8.3. Indemnification By Lakers and Trust. Subject to Section 8.2, the Lakers and the Trust, jointly and severally, shall indemnify and hold harmless Buyer, the Company and their respective agents, representatives, employees, officers, directors, stockholders, controlling persons, subsidiaries and affiliates (collectively, the "Indemnified Persons"), and shall reimburse the Indemnified Persons for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' and accountant's fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of the Lakers in this Agreement or in any certificate delivered by any Shareholder pursuant to this Agreement or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by any Shareholder to perform or comply with any agreement or covenant in this Agreement, (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Shareholder or the Company or any Subsidiary (or any Person acting on their behalf) in connection with the Acquisition or the sale of the Wiper Business Assets, (d) any claim by any former shareholder of the Company or any Subsidiary or by any participant in or beneficiary of the Plan involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of the Company, any Subsidiary or any predecessor corporation or any distributions from the Plan as a result of transactions contemplated hereby, including, without limitation, any claim by any participant in or beneficiary of the Plan regarding the relative consideration paid or payable to each of the Shareholders or regarding the sale of the Wiper Business
Assets, (e) any claim by any Governmental Authority for compensation or reimbursement arising out of the Consent Decree, including "gap" and "oversight" costs thereunder, (f) any Proceeding pending as of the Closing Date, (g) the Wiper Business and/or the Wiper Business Assets, whether arising prior to or after the Closing, including, without limitation, any Damages with respect to any Environmental, Health and Safety Liabilities involving any of the Wiper Business Assets (including the Wiper Real Estate) or any properties previously owned, occupied or utilized in connection with the Wiper Business and any Damages with respect to any Proceeding related to the Wiper Business or the Wiper Business Assets, (h) all M and WC Liability, and (i) the termination (including breach) by Buyer, the Company or any affiliate of the Agreement dated July 11, 1995, with Pariser Industries, Inc.; provided, however, if Buyer elects to intentionally breach or terminatate such Agreement, Buyer shall give the Shareholder Representative 14 days advance written notice thereof.

    8.4. Indemnification By Buyer. Buyer shall indemnify and hold harmless Shareholders and shall reimburse Shareholders for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by Buyer to perform or comply with any agreement or covenant in this Agreement,
(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with the Acquisition, (d) any Environmental, Health and Safety Liabilities involving the Rental Business, including any properties previously owned, occupied or utilized in connection with the Rental Business; provided, however, Buyer shall have no liability to the Shareholders if the facts and circumstances of such liability constitutes an intentional misrepresentation or intentional breach of warranty under Section 5.1(o), or (e) the operation of the Rental Business after the Closing; provided, however, Buyer shall have no liability if such liability or alleged liability arose out of any act or omission of any Shareholder.

     8.5 Limitations As To Amount - Lakers and Trust. The Lakers and the Trust shall have no liability for indemnification with respect to misrepresentations under Section 5.2 and 5.3 or with respect to the Consent Decree, M and WC Liability or Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets until the total of all Damages with respect to (i) all representations and warranties, (ii) the Consent Decree; (ii) M and WC liability, and (iv) Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets, collectively exceeds Two Hundred Thousand Dollars ($200,000), in which case the Lakers and the Trust shall be jointly and severally liable for all Damages under Section 5.2 and 5.3 and with respect to the Consent Decree, M and WC Liability and Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets, including the portion less than Two Hundred Thousand Dollars ($200,000). However, this Section shall not apply to any intentional misrepresentation or intentional breach of warranty and the Lakers and the Trust shall be jointly and severally liable for all Damages with respect thereto. The total liability of the Lakers and the Trust with respect to misrepresentations under Section 5.2 and 5.3 shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

     8.6.  Procedure For Indemnification - Third Party Claims.

           (a)  Promptly after receipt by an indemnified party under Section
8.3 or 8.4 of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such Proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate therein and, to the extent that it shall wish (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect thereto), to assume the defense thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. If an indemnifying party assumes the defense of such Proceeding, (i) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnifying party and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (ii) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and it does not, within fifteen days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party shall not be bound by any determination of the Proceeding so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

           (b) Nothing herein shall be deemed to prevent any indemnified party from making a claim hereunder for potential or contingent claims or demands provided the claim notice sets forth the specific basis for any such potential or contingent claim or demand and the estimated amount thereof to the extent then feasible and the indemnified party has reasonable grounds to believe that such a claim or demand will be made.

     8.7.  Payment.

           (a) In the event that any party is required to make any payment under this Section 8, such party shall promptly pay the indemnified party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Section 8, the party from which indemnification is due shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 8 and the portion, if any, theretofore paid shall bear interest as provided in Section 8.7(c).

           (b) Any items as to which the Buyer is entitled to payment under this Section 8 shall be paid to the Buyer from the General Escrow Fund held by the Escrow Agent, to the extent that funds held under the General Fund Escrow Agreement are sufficient to pay such items and the Shareholder Representative and the Buyer agree to execute and deliver to the Escrow Agent such documentation as necessary to effect the payment of the General Escrow Fund to Buyer. If the funds held under the General Fund Escrow Agreement are insufficient to pay any such item in full (i) the Shareholder Representative and the Buyer agree to execute and deliver to the Escrow Agent such documentation as necessary to effect the payment of the General Escrow Fund to Buyer; and (ii) the payment of such item as to which the Buyer is entitled to payment under this Section 8 and which is not able to be paid from the General Escrow Fund shall be the joint and several obligation of the Lakers and the Trust and the Lakers and the Trust shall make full and prompt payment of any and all such items to the Buyer. Neither the giving of or the failure to give notice of a claim under the General Escrow Fund Agreement shall constitute an election of remedies nor limit Buyer in any manner in the enforcement of any other remedies that may be available to it. For purposes of this Agreement, a claim shall be deemed pending if a Tax audit is then in process even if the amount of the claimed exposure has not been determined.

           (c) If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the indemnified party or parties interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the Prime Rate.

           (d) The indemnities provided for in this Section are not intended to provide a windfall for any party, and to the extent possible such indemnities shall be net of the effect of federal, state and local income tax benefits and the effect of any insurance proceeds (other than proceeds under any retrospective or similar policies) actually realized or received by a party as a result of such losses, damages or deficiencies.

                         ARTICLE 9: SHAREHOLDER MATTERS

     9.1.   Shareholder Representative.

           (a) The Shareholders irrevocably make, constitute and appoint Irving Laker as their agent (the "Shareholder Representative") and authorize and empower him to fulfill the role of Shareholder Representative hereunder; and Irving Laker hereby accepts such appointment, as evidenced by his signature appended to this Agreement. If the Shareholder Representative wishes to resign, he shall appoint from among the Shareholders a successor who shall agree in writing to accept such appointment, and no resignation of a Shareholder Representative shall be effective until such a successor shall have so agreed to such appointment. If the Shareholder Representative dies or becomes incapacitated, his successor shall be appointed by the holders of a majority of the Shares from among the Shareholders within 30 days of his death or incapacity. The choice of a successor Shareholder Representative appointed in either manner permitted above shall be final and binding upon all of the Shareholders. The decisions and actions of any successor Shareholder Representative shall be, for all purposes, those of the Shareholder Representative as if originally named herein.

           (b) Each Shareholder has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Shareholder Representative as such persons's true and lawful attorney in fact and agent, for such person and in such person's name, (i) to acknowledge receipt of the Final Purchase Price and deliver to the Buyer at the Closing in exchange therefor the certificates described in Section 4.2;
(ii) to receive all notices and communications directed to such Shareholder under this Agreement and the Transaction Documents and to take any action (or to determine to take no action) with respect thereto as he may deem appropriate as effectively as such Shareholder could act for himself, including without limitation, the settlement or compromise of any dispute or controversy; and (iii) to execute and deliver all instruments and documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Shareholder could do personally, and each such Shareholder hereby ratifies and confirms as his own act, all that the Shareholder Representative shall do or cause to be done pursuant to the provisions hereof. All notices and communications directed to Shareholders under this Agreement shall be given to the Shareholder Representative.

           (c) The death or incapacity of any Shareholder shall not terminate the authority and agency of the Shareholder Representative.

           (d) The Shareholders hereby agree to indemnify the Shareholder Representative and to hold him harmless against any loss, liability or expense incurred without bad faith or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with his duties as Shareholder Representative, including the costs and expenses incurred by such Shareholder Representative in defending against any claim of liability in connection herewith. Any such loss, liability, or expense shall be apportioned among the Shareholders according to the proportionate interest of each.

          ARTICLE 10: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

     Subject to waiver as set forth in Section 14.5, the obligations of the Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

     10.1. Representations True. The representations and warranties of the Lakers set forth in Article 5 (without giving effect to any updating or correcting information provided pursuant to Section 7.3 or otherwise) shall have been true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at that time.

     10.2. Performance by the Company and the Shareholders. The Company and the Shareholders shall have performed and satisfied all agreements, covenants and conditions required by this Agreement to be performed or complied with on or before the Closing Date.

     10.3. No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Company or any Subsidiary or the Business, or the Rental Business or Wiper Business, individually or taken as a whole, nor any material loss or damage to its Assets, whether or not insured, which adversely affects the ability of the Company or any Subsidiary individually or taken as a whole, to conduct the Business, the Rental Business or Wiper Business and neither the Company, any Subsidiary, the Business, the Rental Business or Wiper Business, the Facilities nor the Assets shall have been adversely affected in any way, including, without limitation, by fire, strike, casualty, act of God or otherwise. There shall be no conditions existing or threatened with respect to the Company, any Subsidiary, the Business, the Rental Business or Wiper Business or the Assets that might be expected to have a material adverse effect on any of them.

     10.4. Certificates. The Buyer shall have received a certificate from he Shareholders dated the Closing Date certifying in such detail as the Buyer may reasonably request that each of the agreements and conditions described in Sections 10.1, 10.2 and 10.3 has been performed or fulfilled.

     10.5. Ownership of Shares. Shareholders shall have transferred all the Shares to Buyer, free and clear of all Liens, with transfer taxes, if any, paid by Shareholders. No claim shall have been filed, made or threatened by any Person asserting that such Person is entitled to any part of the Final Purchase Price paid for the Shares.

     10.6. No Prohibition of Transaction. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any Court Order issued by, any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages (a) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Acquisition, or (b) which, in the reasonable judgment of the Buyer, could have a material adverse effect on the Company, any Subsidiary, the Business, the Rental Business, Wiper Business or the Assets.

     10.7. Incumbency Certificate. The Buyer shall have received a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date certifying to the incumbency of the officers of the Company signing for it and as to the authenticity of their signatures.

     10.8. Opinion of Counsel. The Buyer shall have received the written opinion dated the Closing Date of Jackier, Gould, Bean, Upfal, Eizelman & Goldman, counsel for the Company and the Shareholders, in the form attached hereto as Exhibit F.

     10.9. Transaction Documents. Each person or entity other than the Buyer which is a party to any of the Transaction Documents shall have executed and delivered each of the Transaction Documents to which such person or entity is a party.

     10.10. Regulatory Compliance and Approvals. All approvals required under any Laws to carry out the Acquisition shall have been obtained, the parties shall have complied with all Laws applicable to the Acquisition and any applicable waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated.

     10.11. Consents. On or prior to the Closing Date, Shareholders shall have furnished Buyer all consents required to be obtained in connection with the Acquisition in order to avoid a Default under any Material Contract (including any customer contract) or License to or by which the Company or any Subsidiary is a party or may be bound. Each consent must be free from burdensome restrictions and conditions not applicable to the Company or any Subsidiary prior to the date of this Agreement.

     10.12. Resignations. Buyer shall have received resignations of all individuals who are officers or directors of the Company and any

Subsidiary as requested by Buyer immediately prior to the Closing.

     10.13. Releases. Buyer shall have received releases in the form of Exhibit G executed by each of the Shareholders and such other officers and directors of the Company or any Subsidiary as Buyer may designate.

     10.14. Records. Buyer shall have received possession of all corporate, accounting, business and tax records of the Company or any Subsidiary.

     10.15. Escrow Agreements. The General Escrow Fund Agreement and Balance Sheet Escrow Agreement shall have been duly executed and delivered by all parties thereto.

     10.16. Environmental Assessments.    The environmental assessments to
be conducted pursuant to Article 12 hereof shall have been completed and the estimated cost of addressing the matters set forth therein, plus a fifteen percent (15%) contingency, shall be less than One Million Dollars
($1,000,000).

     10.17. Buyer Review. The Buyer shall have completed and be satisfied with its review of the Business, management, finances and Liabilities of the Company and each Subsidiary.

     10.18. Consents and Approvals. The Shareholders and the Company shall have obtained all consents and approvals necessary to complete the Acquisition and related transactions.

     10.19. Union Negotiations. The status and/or results of the negotiations currently underway between the Company and the Teamsters union concerning a new collective bargaining agreement for the Detroit route representatives shall be satisfactory to Buyer in its discretion.

     10.20. Asset Purchase Agreement. The transaction set forth in the Asset Purchase Agreement shall have been consummated.

     10.21. Pariser Industries, Inc. Amendment. The Agreement with Pariser Industries, Inc., dated July 11, 1995, shall be amended to limit its application to the Mechanics laundry plants in Detroit, Michigan.

    ARTICLE 11: CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS

     Subject to waiver as set forth in Section 14.5, the obligations of the Shareholders under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

     11.1. Buyer Representations True. The representations and warranties of the Buyer set forth in Article 6 shall have been true and correct as of the date of this Agreement and as of the Closing Date with the same effect as if made at that time.

     11.2. Performance by the Buyer. The Buyer shall have performed and satisfied all agreements, covenants and conditions required by this Agreement to be performed or complied with on or before the Closing Date.

     11.3. Officer's Certificate. The Shareholder Representative shall have received a certificate from an appropriate officer of the Buyer dated the Closing Date certifying in such detail as the Shareholder Representative may reasonably request that each of the agreements and conditions described in Sections 11.1 and 11.2 has been performed or fulfilled.

     11.4. Incumbency Certificate. The Shareholder Representative shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer dated the Closing Date certifying to the incumbency of the officers of the Buyer signing for it and as to the authenticity of their signatures.

     11.5. Opinion of Counsel. The Shareholder Representative shall have received the written opinion dated the Closing Date of Bryan Cave LLP, counsel for the Buyer, in the form attached hereto as Exhibit H.

     11.6.  Regulatory Compliance and Approval.   All approvals required under
any Laws to carry out the Acquisition shall have been obtained, the parties shall have complied with all Laws applicable to the Acquisition and any applicable waiting period or periods under the Hart-Scott Rodino Antitrust Improvements Act shall have expired or been terminated.

     11.7. Transaction Documents. The Buyer shall have executed and delivered each of the Transaction Documents to which it is a party.

     11.8. Prohibition of Transaction. No Proceeding or regulation or legislation shall have been instituted, threatened or proposed before, nor any Court Order issued by, any Governmental Authority to enjoin, restrain, prohibit or obtain substantial damages against the Shareholders in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Acquisition.

     11.9. Escrow Agreements. The General Escrow Fund Agreement and Balance Sheet Escrow Agreement shall have been duly executed and delivered by all parties thereto.

     11.10. Guaranty. The Guarantor shall have delivered the Guaranty Agreement at the Closing in the form attached hereto as Exhibit I.

     11.11. Asset Purchase Agreement. The transaction set forth in the Asset Purchase Agreement shall have been consummated.

                       ARTICLE 12: ENVIRONMENTAL MATTERS

     12.1   Environmental Assessment.    The parties hereto acknowledge that
the Company and the Lakers have granted the Buyer or a consultant acting on Buyer's behalf the right to cause environmental assessments to be performed with respect to such of the Facilities as are selected by Buyer or any other properties where the Company's or any Subsidiary's Hazardous Materials may have been sent for treatment, storage, disposal or recycling. All such assessments shall be completed as soon as possible after the date hereof and in any event shall be completed prior to the Closing Date. The scope of the environmental assessments shall be determined by Buyer and may include, without limitation, soil gas testing, wastewater discharge testing, underground and above ground storage tank testing, soil sampling, groundwater or surface water testing, air monitoring and testing of suspected asbestos containing materials. The Shareholders shall cause the Company to cooperate with Buyer and the consultants in the conduct of the assessments and shall allow Buyer and the consultants access to the Facilities and Business. The Shareholders shall cause the Company to make available to Buyer and the consultants the Company's employees who are knowledgeable concerning the Business (and current and historical operations at the Facilities) and all documents or information requested by Buyer or the consultants relating to matters within the scope of the assessments. Buyer's consultant shall prepare a report documenting the finding of the assessments. Buyer shall provide the Shareholder Representative with a copy of such report, upon request. Provided the Acquisition closes, the cost of such assessments shall be paid by the Buyer. In the event the Acquisition is not consummated for any reason (other than a breach of this Agreement by Buyer), then the Company and the Lakers, jointly and severally, shall pay and indemnify Buyer against the entire cost of such assessments.

                    ARTICLE 13: CERTAIN ADDITIONAL COVENANTS

     13.1.  Real Estate.

           (a) Within ten (10) days after the date hereof, the Lakers shall deliver to Buyer (i) title commitments (hereinafter collectively the "Title Commitment") dated on or after the date hereof, issued by Lawyers Title Insurance Corporation (the "Title Insurer") committing to issue an ALTA 1992 Form B Owner's Policy of Title Insurance for the Real Properties owned by the Company or any Subsidiary (including, without limitation, the Affiliate Real Estate, but excluding the Wiper Real Estate) in the aggregate amount of Two Million Six Hundred Thousand Dollars ($2,600,000), allocated among the owned Real Properties as determined by Buyer, which commitment shall be subject only to the Permitted Exceptions (collectively, the "Title Policy"); and (ii) copies of all documents, whether recorded or unrecorded, referred to in the Title Commitment. The Title Commitment shall also include the Title Insurer's commitment that it will endorse the Title Policy so as to delete standard pre-printed exceptions, all such endorsements being in form and substance satisfactory to Buyer.

           (b) The Title Policy shall also conform to the following specifications:

               (i) The insured will be the Company and the Buyer as their interests may appear;

               (ii) The policy will contain an affirmative statement of insurance to the effect that the knowledge of the Shareholders and the Company prior to Closing shall not be imputed to the Company or the Buyer (any additional cost for such statement shall be paid by Buyer);

               (iii) If available, the policy for all Real Properties other than the Affiliated Real Estate will contain an affirmative statement of insurance to the effect that notwithstanding any other terms and provisions of the policy to the contrary, in the event of loss or damage insured against under the terms of the policy, the Title Insurer will not deny liability under the policy on the ground that the insured did not pay value for the estate or interest insured by the policy;

               (iv) The policy shall contain a zoning endorsement in the form of ALTA Form 3.0; or the approved substantial equivalent thereof for the jurisdiction in which the Real Property is located showing the zoning classification of the Real Property and confirming that the current use of the Real Property is in conformance with the applicable zoning laws and use restrictions (any additional cost for such endorsement shall be paid by Buyer);

The Lakers shall cause the Title Policy to be issued as of the Closing Date showing title to the owned Real Properties in the Company or a Subsidiary, as applicable, subject only to the Permitted Exceptions.

           (c) Within fifteen (15) days after the date hereof, the Lakers shall cause to be delivered to Buyer surveys of each of the parcels of real estate which comprise the owned Real Properties (other than the Wiper Real Estate) performed by surveyors registered in the state in which such property is located and certified by said surveyor to have been prepared in accordance with the minimum detail requirements of the American Land Title Association land survey standards for Class A surveys as of or after the date hereof, said certificates to be certified to the Company or the Subsidiary which owns such property and the Title Insurer. The surveys will comply with any requirements of the Title Insurer as a condition to the removal of the survey exception from the standard pre-printed exceptions in the Title Commitment. In the event the surveys show any encroachments over a lot line, prohibited encroachments over any easement or any other matters which, in Buyer's reasonable opinion, does or could materially interfere with the use, operation, value or financing of any owned Real Properties or render title thereto unmarketable (other than encroachments disclosed in Part E of Disclosure Schedule 5.1 B) ("Survey Defects"), the Lakers shall prior to Closing either (i) remove or correct such encroachments or other matters or (ii) cause such encroachments or other matters to be insured over by the Title Insurer.

           (d) If the Title Commitment or the surveys disclose any Liens, easements, restrictions, reservations or other defects or any other matters objectionable to the Buyer, the Buyer shall advise the Shareholder Representative of the same in writing within fifteen (15) days after receipt by the Buyer of the last of the Title Commitment, the Survey and the documents affecting title for all of the Real Property. Matters not objected to by the Buyer within said period shall be deemed to be Permitted Liens. As to any matters to which the Buyer objects, the Shareholders shall remedy such matters as are susceptible of being remedied and shall, within ten (10) days after the Buyer gives the Shareholder Representative notice of objection to such matters, have delivered to the Buyer a revised Title Commitment and/or surveys reflecting that such remedy has been effected.

           (e) The Lakers shall pay the costs of the Title Commitment and the Title Policy (including all premiums for all endorsements as described herein (unless otherwise stated herein) and any special coverage as may be required to cure Survey Defects) and the surveys.

     13.2. Approvals of Governmental Bodies. Between the date of this Agreement and the Closing Date, Buyer shall use its commercially reasonable efforts, and will cooperate with the Shareholders in taking all steps necessary, promptly to (i) make any filing (including a filing under the Hart-Scott-Rodino Antitrust Improvements Act which requests early termination of the waiting period thereunder) and (ii) obtain any consent, approval or authorization of any Governmental Authority, in each case required by Law to allow the consummation of this Agreement and the Acquisition.

     13.3. Notification. Between the date of this Agreement and the Closing Date, Buyer will promptly notify the Shareholder Representative in writing if it becomes aware of any fact or condition which makes untrue any representation or breaches any warranty made by Buyer in this Agreement or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this

Agreement) make untrue any such representation or breach any such warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Buyer will promptly notify the Shareholder Representative of the occurrence of any event that may make the satisfaction of the conditions set forth in Article 11 impossible or unlikely.

     13.4. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its commercially reasonable efforts to cause the conditions specified in Article 11 to be satisfied.

     13.5. Utility Tax Adjustment. The parties acknowledge that as of the date hereof, the Company has reserved $200,000 to pay the City of Detroit Utility Tax assessment. If the amount of such tax is settled in writing prior to the date the Closing Date Balance Sheet is delivered pursuant to Section 2.4(a), the Closing Date Balance Sheet shall be adjusted to reflect the amount of such settlement and payment, net of Taxes.

     13.6. Certain Loss Charges. The Lakers hereby represent and covenant that the Company has claimed (but not included in revenues) loss charges as follows: Detroit News: $100,000 - $150,000; Chrysler Newark: $18,000 - $20,000; and Chrysler/Jeep Toledo: $150,000. To the extent any such claims as adjusted by return garments or further negotiation are settled by the execution of an agreement prior to December 31, 1995, the revenue from such claims shall be paid to the Shareholders upon receipt, net of Taxes. Prior to the Closing Date the Lakers shall cause, and after the Closing Date, the Buyer shall cause the Company to use its reasonable efforts to collect such claims in the manner regularly pursued by Buyer in collecting its accounts receivables. In no event shall the Lakers allow the Company to and in no event shall Buyer be obligated to bring any legal action or retain attorneys or collection agencies or other third parties to attempt to collect such claims. After the Closing Date, if the Lakers desire to contact or meet with such accounts for purposes of collecting such claims, Buyer shall be informed and shall have the right for its representative to participate in such conversations or attend such meeting.

     13.7. Net Income. The Lakers hereby covenant and agree that in no event shall the Company and its Subsidiaries on a consolidated basis incur a book loss for the period from March 31, 1995 through the Closing Date.

     13.8.  Asset Purchase Agreement and Real Estate Purchase Agreements.
Each of the Lakers, jointly and severally, covenant and agree to cause the parties to the Asset Purchase Agreement and the parties to the Real Estate Purchase Agreements to consummate the transactions contemplated by such agreements when required in order to facilitate the Closing of the transaction set forth herein.

     13.9. Pariser Industries, Inc.. If on the two year anniversary of the Closing, the Agreement with Pariser Industries, Inc., dated July 11, 1995, is still in force (or any Liability thereunder has not been finally settled) then Two Hundred Fifty Thousand Dollars ($250,000) shall remain in the General Escrow Fund until final termination of such agreement and payment of all Liability with respect thereto.

                           ARTICLE 14: MISCELLANEOUS


     14.1. Payment of Expenses. Each of the Shareholders and the Buyer will pay all legal, accounting, investment banking and other fees and expenses which such party incurs in connection with this Agreement and the transactions contemplated hereby, and none of the expenses of the Shareholders or expenses related to the Acquisition shall be paid by the Company or any Subsidiary or out of any of the Assets. Buyer shall pay the Hart-Scott-Rodino filing fee. However, if this Agreement is terminated pursuant to Section 14.19 or if the failure to satisfy a condition of Closing arises out of the breach, existing at the time of the execution of this Agreement, of a representation or warranty contained in this Agreement, the party terminating this Agreement shall be entitled to receive from the breaching party or parties the expenses of the terminating party incurred between the date of this Agreement and the date of termination.

     14.2. Brokers' and Finders' Fees. The Company, each of the Shareholders, and the Buyer each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm, corporation or other entity (other than Cleary Gull Reiland & McDevitt Inc., the fees of which are acknowledged to be the obligation of Shareholders) who or which may be entitled to any brokerage fee or other commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, and each of them shall indemnify and hold the other or any affiliate of them harmless against any and all claims, losses, liabilities or expenses which may be asserted against any of them as a result of any dealings, arrangements or agreements by the indemnifying party with any such person, firm, corporation or other entity.

     14.3. Announcements. No party to this Agreement shall make any announcement in connection with the Acquisition that has not been previously approved in writing by the Buyer and the Shareholder Representative, except Buyer may make any announcement that it reasonably deems advisable or appropriate in connection with its responsibilities as a public corporation.

     14.4. Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except Buyer may assign this Agreement to Unitog Company or another direct or indirect wholly-owned Subsidiary of Unitog Company, in which case the guaranty of Unitog Company as set forth herein shall remain valid. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the heirs, executors, legal representatives, successors and assigns of the Shareholders and by the successors and assigns of the Company and the Buyer. The portions of this Agreement and the other Transaction Documents related to or involving, directly or indirectly, the Wiper Business Assets (including, without limitation, the benefit of the representations and warranties and indemnification provisions) may be assigned by the Buyer to a purchaser of all or substantially all of the Wiper Business Assets (whether by purchase of assets, purchase of stock, merger or otherwise) without the consent of any other party hereto and without adversely affecting Buyer's rights with respect to such provisions.

     14.5. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

     14.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by telegram, telecopier or by registered or certified mail, postage prepaid, or by Federal Express or other express delivery service as follows:

               If to Buyer, to:

               Unitog Rental Services, Inc.
               101 W. 11th Street
               Kansas City, MO 64105
               Attention:  Randolph K. Rolf
               Telecopy No.:  816-474-0699

               With a required copy to:

               Unitog Rental Services, Inc.
               101 W. 11th Street
               Kansas City, MO 64105
               Attention:  Robert M. Barnes
               Telecopy No. 816-474-0699

               If to Shareholders, to:

               Irving Laker
               23210 Laurel Valley Drive
               Southfield, Michigan  43034

               With a required copy to:

               Lawrence S. Jackier
               Jackier, Gould, Bean, Upfal, Eizelman & Goldman
               1533 N. Woodward Avenue, Suite 250
               Bloomfield, MI  48304
               Telecopy No. (810) 642-5241


or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or telecopied (with receipt confirmed, provided a copy is mailed by certified mail, return receipt requested), if mailed, three business days after the date so mailed, and if sent by Federal Express or express delivery service, when received by the addressee.

     14.7. Missouri Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of Missouri without regard to the conflicts of law provisions thereof.

     14.8. Remedies Not Exclusive. Nothing in this Agreement shall be deemed to limit or restrict in any manner other rights or remedies that any party may have against any other party at law, in equity or otherwise.

     14.9. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

     14.10. Contents of Agreement. This Agreement, together with any documents referred to herein, sets forth the entire agreement of the parties hereto with respect to transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

     14.11. Section Headings and Gender. All section headings and the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference in this Agreement to a Section, Exhibit or the Disclosure Schedule shall be deemed to be a reference to a Section, Exhibit or the Disclosure Schedule of this Agreement unless the context otherwise expressly requires.

     14.12. Disclosure Schedule and Exhibits. All attachments, schedules, Exhibits and the Disclosure Schedule referred to herein are intended to be and hereby are specifically made a part of this Agreement. An item disclosed in the Disclosure Schedule in response to one Section or subsection of this Agreement shall not be deemed disclosed in response to any other Section or subsection unless otherwise specifically provided in this Agreement.

     14.13. Cooperation. Subject to the provisions hereof, the parties hereto shall use commercially reasonable efforts to take or cause to be taken such actions to execute and deliver or cause to be delivered such additional documents and instruments, and to do or cause to be done all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

     14.14. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14.15. Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of his Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     14.16. Representation By Counsel; Interpretation. The parties hereto each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

     14.17. Attorney's Fees. In the event of any Proceeding under or related to this Agreement (including arbitration), the prevailing party shall be entitled to payment from the nonprevailing party of its attorneys' fees, costs and expenses incurred in connection with such Proceeding.

     14.18 Termination by Mutual Consent. This Agreement may be terminated at any time on or prior to the Closing Date by mutual consent of the Shareholder Representative and the Buyer.

     14.19 Termination for Breach. The Buyer may terminate its obligations under this Agreement at any time prior to the Closing Date if the Shareholders or the Company shall have breached any of their representations, warranties or other obligations under this Agreement in any material respect. The Shareholders may likewise terminate their obligations under this Agreement at any time prior to the Closing Date if the Buyer shall have breached any of its representations, warranties or other obligations under this Agreement in any material respect. Such termination may be effected by written notice from either the Buyer or the Shareholder Representative, as appropriate, citing the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

     14.20 Arbitration. Any dispute between any of the parties hereto or claim by a party against another party arising out of or in relation to this Agreement or in relation to any alleged breach thereof shall be finally determined by arbitration in accordance with the rules then in force of the American Arbitration Association. The arbitration proceedings shall take place in St. Louis, Missouri or such other location as the parties in dispute hereafter may agree upon. The decision rendered by the arbitrator or arbitrators shall be accompanied by a written opinion in support thereof.
 Such decision shall be final and binding upon the parties in dispute without right of appeal. Judgment upon any such decision may be entered into in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and an order of enforcement.

     "THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES."

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                          UNITOG RENTAL SERVICES, INC.

                              By:/s/ Randolph K. Rolf
                                 Randolph K. Rolf,
                                 President and Chief
                                 Executive Officer


                                 ACE-TEX CORPORATION



                              By:/s/ Irving Laker
                                 Irving Laker,
                                 President


                                /s/ Irving Laker
                                Irving Laker

                                /s/ Martin Laker
                                Martin Laker



                                /s/ Irving Laker
                                Irving Laker, as Trustee of the
                                Ace-Tex Corporation Savings and
                                Profit Sharing  Plan and Trust



                                /s/ Irving Laker
                                Irving Laker, as Trustee of the Irving Laker
                                Charitable Remainder Unitrust



                                 /s/ Martin Laker
                                 Martin Laker, as Trustee of the Martin Laker Charitable Remainder Unitrust



                                    The undersigned hereby accepts
                                       appointment as Shareholder
                                       Representative pursuant to
                                       Article 9 of this Agreement.


                                 /s/ Irving Laker
                                 Irving Laker

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

     THIS AMENDMENT is dated as of November 10, 1995, and is by and among Unitog Rental Services, Inc. (the "Buyer"), Ace-Tex Corporation (the "Company") and the Shareholders of Ace-Tex Corporation.

                                   RECITALS:

     A. The parties hereto entered into a Stock Purchase Agreement, dated as of October 19, 1995 (the "Original Agreement").

     B.  The parties hereto now desire to amend the Original Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Amendments.

         A. Section 4.2 of the Original Agreement is hereby amended by deleting the words "Laws and all Material" in the fourth line of Section 4.2.

         B. The Original Agreement is hereby amended by deleting pages 32 and 33 of the Original Agreement and inserting in lieu thereof the new pages 32 and 33 attached hereto as Exhibit A.

         C. Section 7.7 of the Original Agreement is hereby deleted in its entirety.

         D. The Original Agreement contained two pages 39. The page 39 of the Original Agreement with the footer "SG 117637" is hereby deleted and the page 39 with the footer "SG 117637.02" is retained.

         E. Section 8.3 of the Original Agreement is hereby amended by adding the following new provision at the end of the current Section 8.3:

             Notwithstanding anything to the contrary in this Agreement, if Arrow Uniform Rental Company (or an affiliate thereof) files suit or makes a claim against any Indemnified Persons arising out of the conduct of the Business prior to the Closing Date (an "Arrow Claim"), the Lakers and the Trust, jointly and severally, shall indemnify, hold harmless and reimburse the Indemnified Persons for all Damages arising from or in connection with such claim or suit. In the event of an Arrow Claim, Buyer shall have the right to direct the defense of an Arrow Claim with counsel of its choosing. If Arrow Uniform Rental Company refiles the same causes of action relating to the same accounts which were the subject of the lawsuit that they filed on or about November 8, 1995 against the Company and Unitog Company then the Buyer shall pay the Company's and Unitog Company's attorney's fees related to the defense of such suit but the Lakers and the Trust shall jointly and severally indemnify the Buyer for all other Damages arising from or in connection with such suit.

         F. Section 8.5 of the Original Agreement is hereby amended to read in its entirety as follows:

             8.5  Limitations As To Amount - Lakers and Trust.  The
Lakers and the Trust shall have no liability for indemnification with respect to misrepresentations under Section 5.2 and 5.3 or with respect to the Consent Decree, M and WC Liability with respect to or involving employees of the Rental Business, an Arrow Claim or Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets until the total of all Damages with respect to (i) all representations and warranties, (ii) the Consent Decree; (iii) M and WC Liability with respect to or involving employees of the Rental Business, (iv) an Arrow Claim, and (v) Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets, collectively exceeds Two Hundred Thousand Dollars ($200,000) (the "Basket"), in which case the Lakers and the Trust shall be jointly and severally liable for all Damages under Section 5.2 and 5.3 and with respect to the Consent Decree, M and WC Liability with respect to or involving employees of the Rental Business, an Arrow Claim and Proceedings pending as of the Closing Date not related to the Wiper Business or Wiper Business Assets, including the portion less than Two Hundred Thousand Dollars ($200,000). However, this Section shall not apply to any intentional misrepresentation or intentional breach of warranty and the Lakers and the Trust shall be jointly and severally liable for all Damages with respect thereto. The total liability of the Lakers and the Trust with respect to misrepresentations under
Section 5.2 and 5.3 shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000).

         G. The Original Agreement is hereby amended to add Schedule 1.0 which is attached hereto as Exhibit B.

         H. Schedule 5.4(B) to the Original Agreement is hereby amended by deleting the current Schedule 5.4(B) in its entirety and inserting in lieu thereof the new Schedule 5.4(B) which is attached hereto as Exhibit C.

         I. The following is aded as a new Section 14.21 to the Stock Purchase Agreement:

             If on or prior to December 31, 1996, the State of Michigan issues a refund check to Mechanics Uniform Rental ("Mechanics") refunding use tax paid by Mechanics for calendar years 1990 through 1994 (or any portion thereof) as a result of legislation adopted after this date and such refund is a windfall to Mechanics, (including, without limitation, such legislation does not require all or any portion of the refund to be remitted to customers or other persons and such legislation does not impose a sales tax or other restrictions or limitations which may adversely affect Mechanics (or any successor), or its business on a "going forward" basis), then the Company will remit to the Shareholder Representative promptly after receipt of the funds from the State 50% of the net proceeds received by Mechanics from the State (after deduction for any income taxes which may be due and owing as a result of such refund).

         J. The following is aded as a new Section 14.22 to the Stock Purchase Agreement:

             With respect to the remaining $125,000 in direct sales by the Company to Chrysler, Trenton, Michigan, pursuant to that certain Release Number PTFX 0017369 which revenue has been recorded on the books but not delivered or invoiced to the customer, for purposes of the calculation of the Final Purchase Price, all deliveries and customer invoices by the Company on or prior to December 15, 1995 and all expenses of any kind with respect to such release shall be deemed to have been received and incurred by the Company on November 10, 1995, except the total increase to the Final Purchase Price as a result of this provision shall not exceed $55,000.

     2. Miscellaneous. Except as amended hereby the Original Agreement remains in full force and effect and unchanged. This Amendment shall be governed by and interpreted in and enforced in accordance with the substantive laws of the State of Missouri without regard to the conflicts of law provisions thereof. This Amendment may be executed in two or more counterparts, each of which is an original and all of which shall together be deemed to be one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Amendment or any counterpart hereof to produce or account for any of the other counterparts.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

                                       UNITOG RENTAL SERVICES, INC.

                                  By:  /s/ J. Craig Peterson
                                       J. Craig Peterson,
                                       Senior Vice President

                                       ACE-TEX CORPORATION

                                  By:  /s/ Irving Laker
                                       Irving Laker, President


                                       /s/ Irving Laker
                                       Irving Laker


                                       /s/ Martin Laker
                                       Martin Laker

                                       /s/ Irving Laker
                                       Irving Laker, as Trustee of the
                                       Ace-Tex Corporation Savings and
                                       Profit Sharing Plan and Trust


                                       /s/ Irving Laker
                                       Irving Laker, as Trustee of the
                                       Irving Laker Charitable Remainder
                                       Unitrust


                                       /s/ Martin Laker
                                       Martin Laker, as Trustee of the
                                       Martin Laker Charitable Remainder
                                       Unitrust

                                   EXHIBIT A

franchise taxes filed since March 31, 1993. The Company and each Subsidiary has paid, or made provision for payment of, all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Shareholders or the Company or any Subsidiary, except such Taxes, if any, as are set forth in the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the books of account of the Company and the Subsidiaries. The United States federal and state income Tax Returns and the Michigan Single Business Tax Returns of each of the Company and the Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1989. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in the Disclosure Schedule, are being contested in good faith by appropriate proceedings. None of the Shareholders, the Company or any Subsidiary has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or any Subsidiary or for which the Company or any Subsidiary may be liable. The charges, accruals, receivables and reserves with respect to Taxes on the respective books of the Company and Subsidiaries are adequate and are at least equal to the Company's or that Subsidiary's Liability for Taxes as of the Closing Date. There exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Disclosure Schedule. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by the Company or any Subsidiary. All Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. All Tax Returns filed by (or which include on a consolidated basis) the Company or any Subsidiary are true, correct and complete. There is no Tax sharing agreement that will require any payment by the Company or any Subsidiary after the date of this Agreement to any company outside the consolidated group. Neither the execution and delivery of this Agreement or the Transaction Documents by the Company, any Subsidiary or by any Shareholder nor the consummation of the transactions contemplated hereby or thereby will directly or indirectly: (A) cause the Company or any Subsidiary to become subject to, or to become liable for the payment of any Tax (other than any Tax resulting from the sale of the Wiper Business Assets and other than Taxes due as a result of the closing of the tax year due to the Company and its subsidiaries joining in the Buyer's consolidated return group for which adequate accruals shall be provided on the Closing Date Balance Sheet); or (B) cause any of the assets owned by the Company or Subsidiary to be reassessed or revalued by any taxing authority or other Governmental Authority, other than the Affiliated Real Estate.

                      (ii) Neither the Company nor any Subsidiary has been a member of any other affiliated group of corporations within the meaning of
Section 1504 of the Code since 1985. For all tax periods in which a Tax Return is not due on or before the Closing Date (whether or not the taxable period ends on or after the Closing Date), the Closing Date Balance Sheet shall provide an adequate reserve for Taxes to fully pay such Taxes up to and including the Closing Date (as if the taxable period ended on the Closing
Date). The Company has furnished to Buyer true and complete copies of relevant portions of Tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any Subsidiary relating to the Assets from the IRS, or from any other taxing authority (sometimes collectively referred to as a "Taxing Authority"). Neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company or any Subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code. Neither the Company nor any Subsidiary has taken any action or failed to take any action, the effect of which would be to cause interest on any obligation issued by a state or local governmental unit ("Section 103 Obligations") to become includable in the gross income of any person. The Acquisition will not cause interest on any Section 103 Obligations issued for the benefit of the Company or any Subsidiary to become taxable. All of the Company's and the Subsidiaries' payments to agents, consultants and others have been in payment of bona fide fees and commissions and not as illegal or improper payments. The Company or any Subsidiary have not made any payment to any person whomsoever or to any entity whatsoever with respect to which a deduction could be disallowed under Section 162(c) of the Code. Except as set forth on the Disclosure Schedule, neither the IRS nor any other Governmental Authority has initiated or threatened any investigation of any payments made by the Company or any Subsidiary alleged to have been of the type covered by this Section. Neither the Company nor any Subsidiary are liable for taxes to any foreign taxing authority. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. Neither the Company nor any Subsidiary is required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company or any Subsidiary and the IRS has not proposed any such adjustment or change in accounting method. None of the Assets are tax-exempt use property within the meaning of Section 168(h) of the Code. All material elections with respect to Taxes affecting the Company as of the date hereof are set forth in the Disclosure Schedule.
 No new elections with respect to Taxes, or any changes in current elections with respect to Taxes of the Company or any Subsidiary or affecting the Company shall be made after the date of this Agreement without the prior written consent of the Buyer. Neither the Company nor any Subsidiary has made an election under Section 338 of the Code nor has taken any action that would result in any income tax liability to the Company or any Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code.